Cautionary Statement Regarding Forward-Looking Information
This annual report on Form 10-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and prospects in the industries in which Match Group’s businesses operate and other similar matters. These forward-looking statements are based on Match Group management’s current expectations and assumptions about future events as of the date of this annual report, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.
Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: the risk factors set forth in “Item 1A—Risk Factors.” Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements discussed in this annual report may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this annual report. Match Group does not undertake to update these forward-looking statements.

PART II
Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
Separation
On June 30, 2020, the companies formerly known as Match Group, Inc. (referred to as “Former Match Group”) and IAC/InterActiveCorp (referred to as “Former IAC”) completed the separation of the Company from IAC through a series of transactions that resulted in two, separate public companies—(1) Match Group, which consists of the businesses of Former Match Group and certain financing subsidiaries previously owned by Former IAC, and (2) IAC, consisting of Former IAC’s businesses other than Match Group (the “Separation”). As part of the Separation, Former Match Group merged with and into Match Group Holdings II, LLC (“MG Holdings II”), an indirect wholly-owned subsidiary of Match Group, with MG Holdings II surviving the merger as an indirect wholly-owned subsidiary of Match Group. As a result of the Separation, the operations of Former IAC businesses other than Match Group are presented as discontinued operations.
For additional information relating to the Separation and the related transactions and agreements, see “Part I—Item 1—Business—Separation of Match Group and IAC” and “Part I—Item 1—Business—Relationship with IAC after the Separation.”
Other 2020 Developments
On February 11, 2020, MG Holdings II completed a private offering of $500 million aggregate principal amount of 4.125% Senior Notes. The proceeds from these notes were used to pay expenses associated with the offering and to fund a portion of the cash consideration of $3.00 per Former Match Group common share in connection with the Separation.
On February 13, 2020, the Credit Facility was amended to, among other things, increase the available borrowing capacity to $750 million, reduce interest rate margins by 0.125%, and extend its maturity to February 13, 2025. Additionally, on February 13, 2020, the Term Loan was amended to reprice the outstanding balance to LIBOR plus 1.75% and extend its maturity to February 13, 2027.
On May 19, 2020, MG Holdings II completed a private offering of $500 million aggregate principal amount of 4.625% Senior Notes. The proceeds from these notes were used to redeem the outstanding 6.375% Senior Notes, for general corporate purposes, and to pay expenses associated with the offering.
In July 2020, in connection with the Separation, the sale of 17.3 million newly issued shares of Match Group common stock was completed by IAC. The proceeds of $1.4 billion, net of associated fees, were transferred directly to IAC pursuant to the terms of the Transaction Agreement.
Key Terms:
Operating metrics:
•North America - consists of the financial results and metrics associated with users located in the United States and Canada.
•International - consists of the financial results and metrics associated with users located outside of the United States and Canada.
•Direct Revenue - is revenue that is received directly from end users of our products and includes both subscription and à la carte revenue.
•Indirect Revenue - is revenue that is not received directly from an end user of our products, substantially all of which is advertising revenue.
•Subscribers - are users who purchase a subscription to one of our products. Users who purchase only à la carte features are not included in Subscribers.
•Average Subscribers - is the number of Subscribers at the end of each day in the relevant measurement period divided by the number of calendar days in that period.
•Average Revenue per Subscriber (“ARPU”) - is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue) divided by the

Average Subscribers in such period and further divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.
Operating costs and expenses:
•Cost of revenue - consists primarily of the amortization of in-app purchase fees, compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, live video costs, and data center rent, energy, and bandwidth costs. In-app purchase fees are monies paid to Apple and Google in connection with the processing of in-app purchases of subscriptions and product features through the in-app payment systems provided by Apple and Google.
•Selling and marketing expense - consists primarily of advertising expenditures and compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in selling and marketing, and sales support functions. Advertising expenditures includes online marketing, including fees paid to search engines and social media sites, offline marketing (which is primarily television advertising), and payments to partners that direct traffic to our brands.
•General and administrative expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in executive management, finance, legal, tax and human resources, acquisition-related contingent consideration fair value adjustments (described below), fees for professional services (including transaction-related costs for acquisitions), and facilities costs.
•Product development expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs that are not capitalized for personnel engaged in the design, development, testing, and enhancement of product offerings and related technology.
•Acquisition-related contingent consideration fair value adjustments - relate to the portion of the purchase price of certain acquisitions that is contingent upon the financial performance and/or operating metric targets of the acquired company. The fair value of the liability is estimated at the date of acquisition and adjusted each reporting period until the liability is settled. Significant changes in forecasted earnings and/or operating metrics for the acquired company will result in a significantly higher or lower fair value measurement. The changes in the estimated fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount if the arrangement is longer than one year, are recognized in “General and administrative expense” in the accompanying consolidated statement of operations.
Long-term debt:
•Credit Facility - The revolving credit facility of MG Holdings II. At December 31, 2019, $500 million was available under the Credit Facility. On February 13, 2020, the Credit Facility was amended to, among other things, increase the available borrowing capacity from $500 million to $750 million, reduce interest rate margins by 0.125%, and extend its maturity from December 7, 2023 to February 13, 2025. At December 31, 2020, the Company had letters of credit of $0.2 million outstanding and therefore $749.8 million was available under the Credit Facility.
•Term Loan - MG Holdings II’s term loan. At December 31, 2019, the Term Loan bore interest at LIBOR plus 2.50% and the then applicable rate was 4.44%. On February 13, 2020, the Term Loan was amended to reprice the outstanding balance to LIBOR plus 1.75% and extend its maturity from November 16, 2022 to February 13, 2027. At December 31, 2020, the applicable interest rate was 1.96% and $425 million was outstanding.
•6.375% Senior Notes - MG Holdings II’s 6.375% Senior Notes, which were redeemed on June 11, 2020 with the proceeds from the 4.625% Senior Notes.

•5.00% Senior Notes - MG Holdings II’s 5.00% Senior Notes due December 15, 2027, with interest payable each June 15 and December 15, which were issued on December 4, 2017. At December 31, 2020, $450 million aggregate principal amount was outstanding.
•5.625% Senior Notes - MG Holdings II’s 5.625% Senior Notes due February 15, 2029, with interest payable each February 15 and August 15, which were issued on February 15, 2019. At December 31, 2020, $350 million aggregate principal amount was outstanding.
•4.125% Senior Notes - MG Holdings II’s 4.125% Senior Notes due August 1, 2030, with interest payable each February 1 and August 1, which were issued on February 11, 2020. The proceeds were used to pay expenses associated with the offering and fund a portion of the $3.00 per common share of Former Match Group that was payable in connection with the Separation. At December 31, 2020, $500 million aggregate principal amount was outstanding.
•4.625% Senior Notes - MG Holdings II’s 4.625% Senior Notes due June 1, 2028, with interest payable each June 1 and December 1, which were issued on May 19, 2020. The proceeds were used to redeem the outstanding 6.375% Senior Notes, for general corporate purposes, and to pay expenses associated with the offering. At December 31, 2020, $500 million aggregate principal amount was outstanding.
•2022 Exchangeable Notes - During the third quarter of 2017, Match Group FinanceCo, Inc., a subsidiary of the Company, issued $517.5 million aggregate principal amount of 0.875% Exchangeable Senior Notes due October 1, 2022, which are exchangeable into shares of the Company's common stock. Interest is payable each April 1 and October 1. The outstanding balance of the 2022 Exchangeable Notes at December 31, 2020 was $517.5 million.
•2026 Exchangeable Notes - During the second quarter of 2019, Match Group FinanceCo 2, Inc., a subsidiary of the Company, issued $575.0 million aggregate principal amount of 0.875% Exchangeable Senior Notes due June 15, 2026, which are exchangeable into shares of the Company's common stock. Interest is payable each June 15 and December 15. The outstanding balance of the 2026 Exchangeable Notes at December 31, 2020 was $575 million.
•2030 Exchangeable Notes - During the second quarter of 2019, Match Group FinanceCo 3, Inc., a subsidiary of the Company, issued $575.0 million aggregate principal amount of 2.00% Exchangeable Senior Notes due January 15, 2030, which are exchangeable into shares of the Company's common stock. Interest is payable each January 15 and July 15. The outstanding balance of the 2030 Exchangeable Notes at December 31, 2020 was $575 million.
Non-GAAP financial measure:
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) - is a Non-GAAP financial measure. See “Principles of Financial Reporting” for the definition of Adjusted EBITDA and a reconciliation of net earnings attributable to Match Group, Inc. shareholders to operating income and Adjusted EBITDA.
MANAGEMENT OVERVIEW
Match Group, Inc., through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to our users all over the world.
Sources of Revenue
All our products provide the use of certain features for free, and then offer a variety of additional features to Subscribers. Our revenue is primarily derived directly from users in the form of recurring subscription fees.
Subscription revenue is presented net of credits and credit card chargebacks. Subscribers pay in advance, primarily by using a credit card or through mobile app stores, and, subject to certain conditions identified in our terms and conditions, all purchases are final and nonrefundable. Fees collected, or contractually due, in advance for subscriptions are deferred and recognized as revenue using the straight-line method over the term of the applicable subscription period, which primarily ranges from one to six months, and corresponding in-app purchase fees incurred on such transactions, if any, are deferred and expensed over the same period. We also earn revenue from the purchase of à la carte features and from online advertising. Revenue from the purchase of à la carte features is recognized based on usage. Online advertising revenue is recognized every time an ad is displayed.
Trends affecting our business
Over the last several years, we have seen significant changes in our business. Tinder has grown from incubation to the largest contributing brand in our portfolio and in 2020 our other brands also returned to growth in the aggregate. This in turn has allowed us to invest in or acquire brands such as Hinge and Hawaya and incubate new brands such as Chispa, BLK, and Upward, where we see additional growth opportunities. With our evolving portfolio of brands, we have seen a number of significant trends in our business in recent years, including the following:
Lower cost users. All of our brands rely on word-of-mouth, or free, user acquisition to varying degrees. Word-of-mouth acquisition is typically a function of scale (with larger communities driving greater numbers of referrals), youthfulness (with the viral effect being more pronounced in younger populations due, in part, to a significantly higher concentration of single people in any given social circle and the increased adoption of social media and similar platforms among such populations), and monetization rate (with people generally more likely to talk openly about using dating products that are less heavily monetized). Additionally, some, but not all, of our brands spend meaningfully on paid marketing. Accordingly, the average amount we spend to acquire a user differs significantly across brands based in large part on each brand’s mix of paid and free acquisition channels. As our mix has shifted toward younger users, our mix of acquisition channels has shifted toward lower cost channels, driving a decline over the past several years in the average amount we spend to acquire a new user across our portfolio. As a percentage of revenue, our costs of acquiring users have declined.
Changing paid acquisition dynamics. Even as our acquisition of lower cost users increases, paid acquisition of users remains an important driver of our business. The channels through which we market our brands are always evolving, but we are currently in a period of rapid change as TV and video consumption patterns evolve and internet consumption occurs regularly on mobile devices. As we adapt our paid marketing activities to maximize user engagement with our brands, we may increase our use of paid advertising at brands where we traditionally relied on word-of-mouth engagement to leverage these shifts in media consumption patterns and fuel international growth. Other brands in our portfolio may reduce paid marketing activities to reflect the change in audience engagement.
In-App Purchase Fees. Purchases made by our customers through mobile applications, as opposed to desktop or mobile web, continue to increase. Purchases processed through the in-app payments systems provided by the Apple App Store and Google Play Store are subject to in-app purchase fees, which are generally 30% of the purchase price. As a result, the percentage of our revenues paid to Apple and Google continues to be a significant expense. In 2019, Tinder began offering subscribers an alternative payment method to Google’s in-app payment system similar to the payment alternatives other brands in our portfolio have historically offered to subscribers through mobile apps on Android. Google has announced that beginning in September 2021, all purchases will be required to be processed through the Google Play Store and subject to in-app purchase fees. To the extent that app stores fee change, or the mix of our revenue generated through app stores shifts, our results, in particular our profit measures, could be impacted.
Increase in acceptance and growth of dating products globally. Over the past decade, there has been meaningful growth in dating product usage in North America and Western Europe, and we see the potential for similar growth in the rest of the world in the years ahead. As more internet-connected singles utilize online dating products and the stigma around dating continues to erode, we believe that there is potential for accelerating growth in the use of dating products globally.
Impacts of the Coronavirus. When the novel coronavirus (“COVID-19”) first hit Western Europe and then certain major metropolitan centers in the U.S. in the Spring of 2020, particularly New York City, engagement (messages sent, daily active users, Swipes® on Tinder) increased significantly, but subscribers who purchase a subscription for the first time (“first-time subscribers”) declined at most of our brands as meeting in person was restricted. Over the summer, as users began to meet outdoors first-time subscribers increased to above pre-

COVID-19 levels. Since the end of the summer, the resurgence of COVID-19 lockdowns has once again negatively impacted first-time subscriber trends, though not as severely as in the spring of 2020.
Other factors affecting the comparability of our results
Advertising spend. Our advertising spend, which is included in our selling and marketing expense, has consistently been one of our larger operating expenses. How we deploy our advertising spend varies among brands, with the majority of our advertising spend taking place online, including search engines, social media sites, streaming services and influencers. Additionally, some brands utilize television and out-of-home marketing campaigns, such as on outdoor billboards. For established brands, we seek to optimize for total return on advertising spend by frequently analyzing and adjusting spend to focus on marketing channels and markets that generate returns above our thresholds. Our data-driven approach provides us the flexibility to scale and optimize our advertising spend. We spend advertising dollars against an expected lifetime value of a Subscriber that is realized over a multi-year period; and while this advertising spend is intended to be profitable on that basis, it is nearly always negative during the period in which the expense is incurred. For newer brands that are gaining scale, or existing brands that are expanding into new geographies, we may make incremental advertising investments to establish the brand before optimizing monetization of the brand. In general, our more established brands spend a higher proportion of their revenue on advertising while our newer brands spend a lower proportion and tend to rely more on word of mouth and other viral marketing. Additionally, advertising spend is typically higher during the first quarter of our fiscal year, and lower during the fourth quarter. See “Seasonality” below. We increased our advertising spend as advertising rates declined during the COVID-19 outbreak.
Seasonality. Historically, our business has experienced seasonal fluctuations in quarterly operating results, particularly with respect to our profit measurements. This is driven primarily by a higher concentration of advertising spend in the first quarter, when advertising prices tend to be the lowest and demand for our products tends to be highest, and a lower concentration of advertising spend in the fourth quarter, when advertising costs tend to be highest and demand for our products tends to be lowest. Seasonality is not consistent across our brands, with brands targeted at older users generally showing more seasonality than brands targeted at younger users.
International markets. Our products are available across the world. Our international revenue represented 53% of our total revenue for both of the years ended December 31, 2020 and 2019. We vary our pricing to align with local market conditions and our international businesses typically earn revenue in local currencies. As foreign currency exchange rates change, translation of the statement of operations of our international businesses into U.S. dollars affects year-over-year comparability of operating results.
2020 Consolidated Results
In 2020, revenue, operating income and Adjusted EBITDA grew 17%, 16% and 15%, respectively. Revenue growth was primarily due to strong growth at Tinder and additional contributions from Hinge, Pairs, and PlentyOfFish. The growth in operating income and Adjusted EBITDA was due to the higher revenue and lower selling and marketing expense as a percentage of revenue due to the continued product mix shift toward brands with lower marketing spend as a percentage of revenue. Operating income and Adjusted EBTIDA were also impacted by an increase in cost of revenue expense primarily due to higher in-app purchase fees as a result of growing revenue sourced through mobile app stores, increased web operation costs, and live video costs.

Results of Operations for the years ended December 31, 2020, 2019 and 2018
The following discussion should be read in conjunction with “Item 8. Consolidated Financial Statements and Supplementary Data.”
Revenue

	Years Ended December 31,
	2020	Change	% Change	2019	Change	% Change	2018

	(Amounts in thousands, except ARPU)
Direct Revenue:
North America	$1,185,307	$161,146	16%	$1,024,161	$121,683	13%	$902,478
International	1,159,417	176,404	18%	983,013	208,320	27%	774,693
Total Direct Revenue	2,344,724	337,550	17%	2,007,174	330,003	20%	1,677,171
Indirect Revenue	46,545	2,461	6%	44,084	(8,595)	(16)%	52,679
Total Revenue	$2,391,269	$340,011	17%	$2,051,258	$321,408	19%	$1,729,850

Direct Revenue
Tinder	$1,355,400	$203,355	18%	$1,152,045	$346,729	43%	$805,316
Other brands	989,324	134,195	16%	855,129	(16,726)	(2)%	871,855
Total Direct Revenue	$2,344,724	$337,550	17%	$2,007,174	$330,003	20%	$1,677,171

Percentage of Total Revenue:
Direct Revenue:
North America	50%			50%			52%
International	48%			48%			45%
Total Direct Revenue	98%			98%			97%
Indirect Revenue	2%			2%			3%
Total Revenue	100%			100%			100%

Average Subscribers:
North America	4,858	304	7%	4,554	393	9%	4,161
International	5,572	843	18%	4,729	1,017	27%	3,712
Total	10,430	1,147	12%	9,283	1,410	18%	7,873

(Change calculated using non-rounded numbers)
ARPU:
North America	$0.65		7%	$0.61		4%	$0.59
International	$0.56		—%	$0.56		—%	$0.56
Total	$0.60	$0.02	3%	$0.58	$0.01	2%	$0.57
For the year ended December 31, 2020 compared to the year ended December 31, 2019
International Direct Revenue grew $176.4 million, or 18%, in 2020 versus 2019, driven by 18% growth in Average Subscribers. North America Direct Revenue grew $161.1 million, or 16%, in 2020 versus 2019, driven by 7% growth in Average Subscribers, a 7% increase in ARPU, and growth of non-subscriber live streaming video revenue at PlentyOfFish.
Growth in International and North America Average Subscribers was primarily driven by Tinder. Hinge, BLK and Chispa also contributed to North America Average Subscriber growth and Pairs contributed to International Average Subscriber growth. North America ARPU increased primarily due to increases in à la carte purchases at Tinder and PlentyOfFish and optimized subscription pricing at Hinge.

Indirect Revenue increased $2.5 million primarily due to higher rates per impression.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
International Direct Revenue grew $208.3 million, or 27%, in 2019 versus 2018, driven by 27% growth in Average Subscribers. North America Direct Revenue grew $121.7 million, or 13%, in 2019 versus 2018, driven by 9% growth in Average Subscribers, and a 4% increase in ARPU.
Growth in International and North America Average Subscribers was primarily driven by Tinder. Hinge and Pairs also contributed to subscriber growth in North America and International, respectively. North America ARPU increased primarily due to increases in ARPU at Tinder as Subscribers purchased premium subscriptions, such as Tinder Gold, as well as additional à la carte features. International ARPU was unfavorably impacted by the strength of the U.S. dollar relative to the Euro, British pound (“GBP”), and certain other currencies.
Indirect Revenue decreased $8.6 million primarily due to lower impressions and a lower price per impression received from an advertising network provider.
Cost of revenue (exclusive of depreciation)

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
Cost of revenue	$635,833	$108,649	21%	$527,184	$117,184	29%	$410,000
Percentage of revenue	27%			26%			24%
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Cost of revenue increased due to an increase in in-app purchase fees of $50.0 million, as revenue continues to be increasingly sourced through mobile app stores; an increase in hosting fees of $24.0 million; an increase of $17.9 million in partner related costs associated with our live video streaming; and an increase in compensation expense of $11.5 million related to increased headcount and other operating costs in customer care.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
Cost of revenue increased due to an increase in in-app purchase fees of $80.1 million, as revenue continues to be increasingly sourced through mobile app stores; an increase in hosting fees of $21.9 million; and an increase in compensation expense of $11.2 million related to increased headcount and other operating costs in customer care.
Selling and marketing expense

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
Selling and marketing expense	$479,907	$52,467	12%	$427,440	$7,486	2%	$419,954
Percentage of revenue	20%			21%			24%
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Selling and marketing expense increased primarily due to higher marketing spend at multiple brands, and an increase in compensation expense of $5.7 million. Selling and marketing expense continued to decline as a percentage of revenue as we continue to generate revenue growth from brands with relatively lower marketing expense.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
Selling and marketing expense increased primarily due to increases in spending at Tinder, Hinge, and Pairs, partially offset by decreases at Meetic, Match, and PlentyOfFish. Selling and marketing expense declined as a percentage of revenue as we continue to generate revenue growth from brands with relatively lower marketing expense.

General and administrative expense

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
General and administrative expense	$311,207	$55,069	21%	$256,138	$73,886	41%	$182,252
Percentage of revenue	13%			12%			11%
For the year ended December 31, 2020 compared to the year ended December 31, 2019
General and administrative expense increased primarily due to an increase in compensation of $39.3 million primarily related to an increase in headcount and an increase in stock-based compensation expense resulting from a modification charge in 2020; an increase of $6.7 million for non-income taxes, primarily digital services taxes; and an increase of $6.4 million in legal expenses.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
General and administrative expense increased primarily due to an increase of $38.1 million in legal fees; an increase in compensation of $19.0 million primarily related to stock-based compensation expense due to new equity awards made since the prior year period, modification charges during 2019, and an increase in headcount; and an increase of $4.7 million for non-income taxes that includes the recently enacted French Digital Services Tax, which was made effective retroactively to January 1, 2019.
Product development expense

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
Product development expense	$169,811	$17,851	12%	$151,960	$19,930	15%	$132,030
Percentage of revenue	7%			7%			8%
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Product development expense increased primarily as a result of an increase of $18.7 million in compensation primarily due to increased headcount at Tinder.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
Product development expense increased primarily as a result of an increase of $18.6 million in compensation, including an increase of $10.3 million in stock-based compensation expense primarily due to the vesting of certain awards for which the market condition was met, and increased headcount at Tinder.
Depreciation

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
Depreciation	$41,271	$6,916	20%	$34,355	$(472)	(1)%	$34,827
Percentage of revenue	2%			2%			2%
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Depreciation increased primarily due to an increase in internally developed software being placed in service.

For the year ended December 31, 2019 compared to the year ended December 31, 2018
Depreciation decreased primarily due to certain internally developed software becoming fully depreciated, partially offset by increased depreciation related to leasehold improvements.
Operating Income and Adjusted EBITDA

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
Operating income	$745,715	$100,261	16%	$645,454	$95,985	17%	$549,469
Percentage of revenue	31%			31%			32%

Adjusted EBITDA	$896,779	$118,519	15%	$778,260	$126,295	19%	$651,965
Percentage of revenue	38%			38%			38%
For a reconciliation of net earnings attributable to Match Group, Inc. shareholders to operating income and Adjusted EBITDA, see “Principles of Financial Reporting.”
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Operating income and Adjusted EBITDA increased 16% to $100.3 million and 15% to $118.5 million, respectively, primarily as a result of the increase in revenue of $340.0 million driven by growth at multiple brands and lower selling and marketing expense as a percentage of revenue, partially offset by an increase in cost of revenue due to higher in-app purchase fees, as revenue is increasingly sourced through mobile app stores, increased web operation costs, and live video costs.
At December 31, 2020, there was $142.5 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.3 years.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
Operating income and Adjusted EBITDA increased 17% to $96.0 million and 19% to $126.3 million, respectively, primarily as a result of the increase in revenue of $321.4 million and lower selling and marketing expense as a percentage of revenue due to the ongoing product mix shift toward brands with lower marketing spend as a percentage of revenue, partially offset by an increase in cost of revenue due to higher in-app purchase fees and an increase in legal fees. Operating income was also impacted by higher stock-based compensation expense as a percentage of revenue and an increase in amortization due to the impairment of the Match brand in the UK, resulting in decreased growth compared to Adjusted EBITDA.
Interest expense

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
Interest expense	$130,624	$19,616	18%	$111,008	$29,554	36%	$81,454
For the year ended December 31, 2020 compared to the year ended December 31, 2019
Interest expense increased primarily due to the issuance of the 4.125% Senior Notes on February 11, 2020 and the issuance of the 4.625% Senior Notes on May 19, 2020. Additionally, the 2026 and 2030 Senior Exchangeable Notes were outstanding for the entire year. Partially offsetting these increases were decreases due to the redemption of the 6.375% Senior Notes during 2020 and a lower LIBOR rate on the Term Loan.
For the year ended December 31, 2019 compared to the year ended December 31, 2018
Interest expense increased primarily due to the issuance of the 5.625% Senior Notes in February 2019. Additionally, the interest rate on the Term Loan, which is based on LIBOR, was higher in 2019.

Other income (expense), net

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
Other income (expense), net	$15,861	$17,887	NM	$(2,026)	$(9,536)	NM	$7,510
________________________
NM = not meaningful
Other income, net, in 2020 includes a legal settlement of $35.0 million and interest income of $2.7 million, partially offset by a loss on redemption of bonds of $16.5 million, expense of $3.4 million related to mark-to-market adjustments pertaining to liability classified equity instruments, and $0.6 million in net foreign currency losses in the period.
Other expense, net, in 2019 includes a $4.0 million impairment of an equity investment, expense of $1.7 million related to a mark-to-market adjustment pertaining to a liability classified equity instrument, and $0.9 million in net foreign currency losses in the period, partially offset by interest income of $4.4 million.
Other income, net in 2018 includes $5.3 million in net foreign currency exchange gains due primarily to a strengthening of the U.S. dollar relative to the British Pound in the period and $4.9 million of interest income, partially offset by $2.1 million related to impairments of certain equity investments and $0.7 million related to a mark-to-market adjustment pertaining to a subsidiary denominated equity instrument.
Income tax provision

	Years Ended December 31,
	2020	$ Change	% Change	2019	$ Change	% Change	2018

	(Dollars in thousands)
Income tax provision	$43,273	$28,193	187%	$15,080	$608	4%	$14,472
Effective income tax rate	7%			3%			3%
For discussion of income taxes, see “Note 3—Income Taxes” to the consolidated financial statements included in “Item 8—Consolidated Financial Statements and Supplementary Data.”
For the years ended December 31, 2020, 2019, and 2018, the Company recorded an income tax provision of $43.3 million, $15.1 million, and $14.5 million, respectively, representing an effective tax rate of 7%, 3%, and 3%, respectively, which is lower than the U.S. statutory rate of 21% due primarily to excess tax benefits generated by (i) the exercise and vesting of stock-based awards and (ii) research credits. In 2020, these benefits were partially offset by an increase in the valuation allowance for foreign tax credits.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted to respond to economic challenges due to COVID-19. The CARES Act provided Match Group accelerated depreciation deductions and a relaxation of limitations on interest expense deductions, both of which impact the timing of the realizability of our federal and state net operating loss deferred tax assets. The CARES Act did not have a material impact on our income tax provision for the year ended December 31, 2020, or our ability to recover our deferred tax assets.
Related party transactions
For discussion of related party transactions, see “Note 15—Related Party Transactions” to the consolidated financial statements included in “Item 8—Consolidated Financial Statements and Supplementary Data.”

PRINCIPLES OF FINANCIAL REPORTING
Match Group reports Adjusted EBITDA and Revenue excluding foreign exchange effects, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based, and by which management is compensated. Revenue excluding foreign exchange effects provides a comparable framework for assessing how our business performed without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we discuss below.
Adjusted EBITDA
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because they are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.
Non-Cash Expenses That Are Excluded From Adjusted EBITDA
Stock-based compensation expense consists principally of expense associated with the grants of stock options, restricted stock units (“RSUs”), performance-based RSUs, and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent that stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names, and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

The following table reconciles net earnings attributable to Match Group, Inc. shareholders to operating income and Adjusted EBITDA:

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Net earnings attributable to Match Group, Inc. shareholders	$162,329	$453,838	$636,910
Add back:
Net earnings attributable to noncontrolling interests	59,280	112,689	130,786
Loss (earnings) from discontinued operations, net of tax	366,070	(49,187)	(306,643)
Income tax provision	43,273	15,080	14,472
Other (income) expense, net	(15,861)	2,026	(7,510)
Interest expense	130,624	111,008	81,454
Operating Income	745,715	645,454	549,469
Stock-based compensation expense	102,268	89,724	66,031
Depreciation	41,271	34,355	34,827
Amortization of intangibles	7,525	8,727	1,318
Acquisition-related contingent consideration fair value adjustments	—	—	320
Adjusted EBITDA	$896,779	$778,260	$651,965
Effects of Changes in Foreign Exchange Rates on Revenue
The impact of foreign exchange rates on the Company, due to its global reach, may be an important factor in understanding period over period comparisons if movement in exchange rates is significant. Since our results are reported in U.S. dollars, international revenue is favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding the effects from foreign exchange, in addition to reported revenue, helps improve the ability to understand the Company’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.
Revenue excluding foreign exchange effects compares results between periods as if exchange rates had remained constant period over period. Revenue excluding foreign exchange effects is calculated by translating current period revenue using prior period exchange rates. The percentage change in revenue excluding foreign exchange effects is calculated by determining the change in current period revenue over prior period revenue where current period revenue is translated using prior period exchange rates.

The following tables presents the impact of foreign exchange on total revenue, ARPU, and International ARPU for the year ended December 31, 2020 compared to the year ended December 31, 2019 and the year ended December 31, 2019 compared to the year ended December 31, 2018:

	Years Ended December 31,
	2020	$ Change	% Change	2019

	(Dollars in thousands, except ARPU)
Revenue, as reported	$2,391,269	$340,011	17%	$2,051,258
Foreign exchange effects	6,412
Revenue excluding foreign exchange effects	$2,397,681	$346,423	17%	$2,051,258

(Percentage change calculated using non-rounded numbers)
ARPU, as reported	$0.60		3%	$0.58
Foreign exchange effects	0.00
ARPU, excluding foreign exchange effects	$0.60		3%	$0.58

International ARPU, as reported	$0.56		0%	$0.56
Foreign exchange effects	0.00
International ARPU, excluding foreign exchange effects	$0.56		0%	$0.56

	Years Ended December 31,
	2019	$ Change	% Change	2018

	(Dollars in thousands, except ARPU)
Revenue, as reported	$2,051,258	$321,408	19%	$1,729,850
Foreign exchange effects	47,459
Revenue excluding foreign exchange effects	$2,098,717	$368,867	21%	$1,729,850

(Percentage change calculated using non-rounded numbers)
ARPU, as reported	$0.58		2%	$0.57
Foreign exchange effects	0.02
ARPU, excluding foreign exchange effects	$0.60		4%	$0.57

International ARPU, as reported	$0.56		—%	$0.56
Foreign exchange effects	0.03
International ARPU, excluding foreign exchange effects	$0.59		5%	$0.56

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
Financial Position

	December 31, 2020	December 31, 2019

	(In thousands)
Cash and cash equivalents:
United States	$581,038	$322,267
All other countries	158,126	143,409
Total cash and cash equivalents	$739,164	$465,676

Long-term debt, net:
Credit Facility due February 13, 2025	$—	$—
Term Loan due February 13, 2027	425,000	425,000
6.375% Senior Notes	—	400,000
5.00% Senior Notes due December 15, 2027	450,000	450,000
4.625% Senior Notes due June 1, 2028	500,000	—
5.625% Senior Notes due February 15, 2029	350,000	350,000
4.125% Senior Notes due August 1, 2030	500,000	—
2022 Exchangeable Notes	517,500	517,500
2026 Exchangeable Notes	575,000	575,000
2030 Exchangeable Notes	575,000	575,000
Total long-term debt	3,892,500	3,292,500
Less: unamortized original issue discount	6,029	6,283
Less: unamortized debt issuance costs	45,541	46,201
Total long-term debt, net	$3,840,930	$3,240,016
Long-term Debt
For a detailed description of long-term debt, see “Note 7—Long-term Debt, net” to the consolidated financial statements included in “Item 8. Consolidated Financial Statements and Supplementary Data.”
Cash Flow Information
In summary, the Company’s cash flows are as follows:

	Years ended December 31,
	2020	2019	2018

	(In thousands)
Net cash provided by operating activities attributable to continuing operations	$788,552	$647,989	$611,455
Net cash used in investing activities attributable to continuing operations	(3,922,131)	(41,730)	(38,204)
Net cash provided by (used in) financing activities attributable to continuing operations	1,787,846	654,024	(198,768)
2020
Net cash provided by operating activities attributable to continuing operations in 2020 includes adjustments to earnings consisting primarily of $102.3 million of stock-based compensation expense; $41.3 million of depreciation; $7.5 million of amortization of intangibles; other adjustments of $27.3 million, which includes a loss on bond redemption of $16.5 million; and deferred income tax of $15.4 million. The increase in cash from changes in working capital primarily consists of an increase from income taxes payable and receivable of $16.9 million due primarily to the timing of tax payments and refunds; an increase in accounts payable and accrued expenses and other current liabilities of $24.2 million due mainly to the timing of payments, including interest payments; and an increase in deferred revenue of $23.5 million, due mainly to growth in subscription sales. These increases in cash were partially offset by a decrease related to an increase in other assets of $33.2 million primarily related to an increase in prepaid hosting services and an increase in accounts receivable of $24.2 million primarily related to an increase in revenue.
Net cash used in investing activities attributable to continuing operations in 2020 consists primarily of the $3.9 billion of net cash distributed to IAC related to the Separation, which was partially funded by $1.4 billion of net proceeds from the stock issuance in connection with the Separation as noted below, and capital expenditures of $42.4 million that are primarily related to internal development of software and computer hardware to support our products and services.
Net cash provided by financing activities attributable to continuing operations in 2020 is primarily due to proceeds of $1.4 billion from the stock offering in connection with the Separation, which were subsequently transferred to IAC as noted above, proceeds of $1.0 billion from the issuance of the 4.125% and 4.625% Senior Notes, partially offset by the redemption of the $400.0 million 6.375% Senior Notes, payments of $212.0 million for withholding taxes paid on behalf of employees for net settled equity awards of both Former Match Group and Match Group, and purchases of treasury stock of Former Match Group of $132.9 million.
2019
Net cash provided by operating activities attributable to continuing operations in 2019 includes adjustments to earnings consisting primarily of $89.7 million of stock-based compensation expense, $34.4 million of depreciation, and $8.7 million of amortization of intangibles. Partially offsetting these adjustments was deferred income tax of $12.8 million primarily related to net operating loss created by settlement of stock-based awards. The decrease in cash from changes in working capital primarily consists of an increase in other assets of $24.2 million primarily related to an increase in prepaid hosting services, an increase in accounts receivable of $17.9 million primarily related to an increase in revenue, and a decrease from income taxes payable and receivable of $4.2 million due primarily to the timing of tax payments. These decreases in cash were partially offset by an increase in accounts payable and accrued expenses and other current liabilities of $33.7 million due mainly to the timing of payments, including interest payments; and an increase in deferred revenue of $9.5 million, due mainly to growth in subscription sales.
Net cash used in investing activities attributable to continuing operations in 2019 consists primarily of capital expenditures of $39.0 million that are primarily related to internal development of software and computer hardware to support our products and services.
Net cash provided by financing activities attributable to continuing operations in 2019 is primarily due to $1.2 billion from the issuance of the 2026 and 2030 Exchangeable Notes; proceeds of $350.0 million from the issuance of the 5.625% Senior Notes and proceeds of $40.0 million from borrowings under the Credit Facility. Partially offsetting these proceeds were cash payments of $300.0 million for the repayment of borrowings under the Credit Facility, purchases of treasury stock of $216.4 million, $203.2 million for withholding taxes paid on behalf of employees for net settled equity awards, and $136.9 million used to pay the net premium on the 2026 and 2030 Exchangeable Notes hedge and warrant transactions.
2018
Net cash provided by operating activities attributable to continuing operations in 2018 includes adjustments to earnings consisting primarily of $66.0 million of stock-based compensation expense, $34.8 million of depreciation, and $1.3 million of amortization of intangibles. Partially offsetting these adjustments was deferred income tax of $19.8 million primarily related to an increase in tax credit carryforwards, partially offset by the utilization of net operating losses. The increase in cash from changes in working capital primarily consists of an increase in accounts payable and accrued expenses and other current liabilities of $21.4 million due to the timing of payments; a decrease in accounts receivable of $17.3 million primarily related to an accelerated cash receipt from a mobile app store provider; an increase in deferred revenue of $13.1 million, due mainly to growth in subscription sales; and an increase from income taxes payable and receivable of $26.9 million due primarily to the timing of tax payments. These increases in cash were partially offset by an increase in other assets of $14.6 million primarily related to an increase in capitalized mobile app fees.
Net cash used in investing activities attributable to continuing operations in 2018 consists primarily of capital expenditures of $31.4 million that are primarily related to computer hardware and internal development of software to support our products and services and purchases of investments of $3.8 million, partially offset by net cash acquired in a business combination of $1.1 million.
Net cash used in financing activities attributable to continuing operations in 2018 is primarily due to withholding taxes paid on behalf of employees for net settled stock awards of $207.7 million, purchases of treasury stock of $133.5 million, a cash dividend of $105.1 million, purchases of non-controlling interests of $10.0 million, and debt issuance costs of $1.7 million. Partially offsetting these payments were proceeds of $260.0 million from a draw on the Credit Facility.
Liquidity and Capital Resources
The Company’s principal sources of liquidity are its cash flows generated from operations as well as cash and cash equivalents. At December 31, 2020, $749.8 million was available under the Credit Facility that expires on February 13, 2025.
The Company anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations. The Company expects that 2021 cash capital expenditures will be between $80 million and $90 million, an increase from 2020 cash capital expenditures primarily related to leasehold improvements in our new leased New York office space, and building improvements at our company owned buildings in Los Angeles.
On June 17, 2021, the Company completed the acquisition of Hyperconnect. The purchase price of $1.75 billion was paid in the form of $884 million of cash, utilizing cash on hand; the issuance of 5.9 million shares of Match Group common stock (determined based on a deemed issue price of $141.73); and a $23 million of withholding taxes to be paid on behalf of the sellers in the third quarter of 2021. 2.4 million shares issued in the transaction are subject to restrictions on transfer set forth in the definitive Share Purchase Agreement.
At December 31, 2020, all of the Company’s international cash can be repatriated without significant tax consequences.
Our indebtedness could limit our ability to: (i) obtain additional financing to fund working capital needs, acquisitions, capital expenditures, debt service, or other requirements; and (ii) use operating cash flow to pursue acquisitions or invest in other areas, such as developing properties and exploiting business opportunities. The Company may need to raise additional capital through future debt or equity financing to make additional acquisitions and investments or to provide for greater financial flexibility. Additional financing may not be available on terms favorable to the Company or at all.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations(a)	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years	Total

	(In thousands)
Long-term debt(b)	$115,581	$744,102	$222,097	$3,714,837	$4,796,617
Operating leases(c)	14,806	22,813	18,172	62,458	118,249
Purchase obligation(d)	54,000	9,000	12,000	—	75,000
Total contractual obligations	$184,387	$775,915	$252,269	$3,777,295	$4,989,866
_______________________________________________________________________________
(a)The Company has excluded $41.8 million in unrecognized tax benefits and related interest from the table above as we are unable to make a reasonably reliable estimate of the period in which these liabilities might be paid. For additional information on income taxes, see “Note 3—Income Taxes” to the consolidated financial statements included in “Item 8—Consolidated Financial Statements and Supplementary Data.”
(b)Represents contractual amounts due including interest on both fixed and variable rate instruments. Long-term debt at December 31, 2020 consists of the 5.00%, 5.625%, 4.125%, and 4.625% Senior Notes of $450 million, $350 million, $500 million, and $500 million, respectively, which bear interest at fixed rates; the 2022, 2026, and 2030 Exchangeable Notes of $518 million, $575 million, and $575 million, respectively, which bear interest at fixed rates; and the Term Loan balance of $425 million, which bears interest at a variable rate. The Term Loan bears interest at LIBOR plus 1.75%, or 1.96%, at December 31, 2020. The amount of interest ultimately paid on the Term Loan may differ based on changes in interest rates and outstanding balances. For additional information on long-term debt, see “Note 7—Long-term Debt, net” to the consolidated financial statements included in “Item 8—Consolidated Financial Statements and Supplementary Data.”
(c)The Company leases office space, data center facilities and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses. The Company is also committed to pay a portion of the related operating expenses under certain lease agreements. These operating expenses are not included in the table above. For additional information on operating leases, see “Note 13—Leases” to the consolidated financial statements included in “Item 8—Consolidated Financial Statements and Supplementary Data.”
(d)The purchase obligations consist primarily of a web hosting commitment.
We also had $0.2 million of letters of credit and surety bonds outstanding at December 31, 2020 that could potentially require performance by the Company in the event of demands by third parties or other contingent events.
Off-Balance Sheet Arrangements
Other than the items described above, the Company did not have any off-balance sheet arrangements at December 31, 2020.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following disclosure is provided to supplement the descriptions of Match Group’s accounting policies contained in “Note 2—Summary of Significant Accounting Policies” to the consolidated financial statements included in “Item 8—Consolidated Financial Statements and Supplementary Data” in regard to significant areas of judgment. Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). These estimates, judgments and assumptions impact the reported amount of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our consolidated financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.
Business Combinations and Contingent Consideration Arrangements
Acquisitions have been, and will continue to be, an important part of the Company’s growth strategy. The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The fair value of these intangible assets is based on valuations that use information and assumptions provided by management. The excess purchase price over the net tangible and identifiable intangible assets is recorded as goodwill and is assigned to the reporting unit that is expected to benefit from the combination as of the acquisition date.
In connection with certain business combinations in the past, the Company has entered into contingent consideration arrangements that are determined to be part of the purchase price. Each of these arrangements is initially recorded at its fair value at the time of the acquisition and reflected at current fair value for each subsequent reporting period thereafter until settled. The contingent consideration arrangements are generally based upon earnings performance and/or operating metrics. The Company determines the fair value of the contingent consideration arrangements by using probability-weighted analyses to determine the amounts of the gross liability, and, if the arrangement is long-term in nature, applying a discount rate that appropriately captures the risk associated with the obligation to determine the net amount reflected in the consolidated financial statements. Significant changes in forecasted earnings or operating metrics would result in a significantly higher or lower fair value measurement. The changes in the remeasured fair value of the contingent consideration arrangements during each reporting period, including the accretion of the discount, if applicable, are recognized in “General and administrative expense” in the accompanying consolidated statement of operations.
Recoverability of Goodwill and Indefinite-Lived Intangible Assets
Goodwill is the Company’s largest asset with a carrying value of $1.3 billion and $1.2 billion at December 31, 2020 and 2019, representing 42% and 15%, respectively, of the Company’s total assets. Indefinite-lived intangible assets, which consist of the Company’s acquired trade names and trademarks, have a carrying value of $226.6 million and $221.2 million at December 31, 2020 and 2019, respectively.
Goodwill and indefinite-lived intangible assets are assessed annually for impairment as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
In performing its annual goodwill impairment assessment, the Company has the option under GAAP to qualitatively assess whether it is more likely than not that the fair value of a reporting unit is less than its carrying value; if the conclusion of the qualitative assessment is that there are no indicators of impairment, the Company does not perform a quantitative test, which would require a valuation of the reporting unit, as of October 1. If needed, the annual or interim quantitative test of the recovery of goodwill involves a comparison of the estimated fair value of each reporting unit to its carrying value, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit exceeds its estimated fair value, an impairment loss equal to the excess is recorded. The 2020 and 2019 annual assessments did not identify any impairments.

As a result of the Separation, the Company had a negative carrying value for the Company’s annual goodwill test at October 1, 2020. Additionally, an impairment test of goodwill was not necessary because there were no factors identified that would indicate an impairment loss. The Company continued to have a negative carrying value at December 31, 2020.
While the Company has the option to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company’s policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. The Company determines the fair value of its indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks. The future cash flows are based on the Company’s most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company’s annual indefinite-lived impairment assessment ranged from 10% to 23% in 2020 and 11% to 26% in 2019, and the royalty rates used ranged from 5% to 8% in 2020 and 3% to 8% in 2019.
If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. During the year ended December 31, 2020, the Company recognized an impairment charge related to the Match brand in the UK and the Meetic brand in Europe of $4.6 million. During the year ended December 31, 2019, the Company recognized an impairment charge on the Match brand in the UK of $6.6 million. At December 31, 2019, the aggregate indefinite-lived intangible asset balance for which the estimate of fair value at that time was less than 110% of their carrying values was approximately $92.3 million. At December 31, 2020, no indefinite-lived intangible asset balance had an estimated fair value less than 110% of carrying value.
Recoverability and Estimated Useful Lives of Long-Lived Assets
We review the carrying value of all long-lived assets, consisting of property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. In addition, the Company reviews the useful lives of its long-lived assets whenever events or changes in circumstances indicate that these lives may be changed. The carrying value of property and equipment and definite-lived intangible assets was $112.1 million and $108.2 million, at December 31, 2020 and 2019, respectively.
Income Taxes
Match Group is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws.
We record a provision for income taxes for the anticipated tax consequences of our reported results of operations using the asset and liability method. Under this method, we recognize deferred income tax assets and liabilities for the future tax consequences of temporary differences between the financial reporting and tax bases of asset and liabilities, as well as for net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be realized or settled. We recognize the deferred income tax effects of a change in tax rates in the period of enactment.
A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and tax planning strategies in assessing the need for a valuation allowance.
We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained based on the technical merits of the position. Such tax benefits are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustment. We make adjustments to our unrecognized tax benefits when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. Although we believe that we have adequately reserved for our uncertain tax positions, the final outcome of these matters may vary significantly from our estimates. To the extent that the final outcome of these matters is different from the amounts recorded, such differences will affect the income tax provision in the period in which such determination is made, and could have a material impact on our financial condition and operating results.
As of December 31, 2020, $158.1 million in cash and cash equivalents was held by our foreign subsidiaries. Generally, our ability to distribute cash from these subsidiaries is limited to that subsidiary’s distributable reserves and after considering other corporate legal restrictions. As a result of the Tax Cuts and Jobs Act enacted in the U.S. in 2017, earnings in our foreign jurisdictions are generally available for distribution to the U.S. without significant tax consequences.
Stock-Based Compensation
The Company recorded stock-based compensation expense of $102.3 million and $89.7 million for the years ended December 31, 2020 and 2019, respectively.
Stock-based compensation at the Company is complex due to our desire to attract, retain, and reward employees at many of our brands by allowing them to benefit from the value they help to create. We also utilize equity awards as part of our acquisition strategy. We accomplish these objectives, in part, by issuing equity awards denominated in the equity of our non-public subsidiaries as well as in Match Group, Inc. We further refine this approach by tailoring the terms of equity awards as appropriate. For example, we issue certain equity awards with vesting conditioned on the achievement of specified performance targets such as revenue or profits; these awards are referred to as performance awards. In other cases, we condition the vesting of equity awards to the achievement of value targets for a specific subsidiary or the Company’s stock price; these awards are referred to as market-based awards.
The Company issues restricted stock units (“RSUs”) and performance-based stock units (“PSUs”). The value of RSUs with vesting subject only to continued service is based on the fair value of Match Group common stock on the grant date. The value of RSUs that include a market condition is based on fair value estimated using a lattice model. The value of RSUs is expensed as stock-based compensation expense over the applicable vesting term. For PSU grants, the expense is measured at the grant date as the fair value of Match Group common stock and expensed as stock-based compensation over the vesting term if the performance targets are considered probable of being achieved.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements, see “Note 2—Summary of Significant Accounting Policies” to the consolidated financial statements included in “Item 8—Consolidated Financial Statements and Supplementary Data.”

Item 8.    Consolidated Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Match Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Match Group, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and the financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 25, 2021 expressed an unqualified opinion thereon.
Adoption of ASU No. 2020-06
As discussed in Note 2 to the consolidated financial statements, the Company adopted ASU No. 2020-06, Debt with Conversion and Other Options, effective January 1, 2021 on a full retrospective basis. Accordingly, for all periods presented, the Company no longer applies the liability and equity separation model for all convertible instruments with a cash conversion feature and now applies the if-converted method to calculate the impact of convertible instruments on diluted earnings per share.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Stock-Based Compensation
Description of the Matter
During the year ended December 31, 2020, the Company recorded stock-based compensation expense of $102.3 million. As discussed in Note 11 to the consolidated financial statements, the Company issues various types of equity awards, including stock options, restricted stock units, performance-based awards, market-based awards and equity instruments denominated in the shares of certain subsidiaries.
Auditing the Company’s accounting for stock-based compensation required complex auditor judgment due to the number and the variety of the types of equity awards, the subjectivity of assumptions used to value stock-based awards (e.g., expected term), the frequent use of performance-based vesting conditions and the existence of awards denominated in the shares of certain subsidiaries.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over stock-based compensation. For example, we tested controls over the Company’s process to assess the completeness of its share-based awards and for measuring and recording stock-based compensation, including management’s review of the underlying calculations, and the significant assumptions used in valuing certain awards.
To test stock-based compensation expense, we performed audit procedures that included, among others, assessing the completeness of the awards granted and evaluating the methodologies used to estimate the fair value of the awards granted and the significant assumptions described above. Our procedures also included, evaluating the key terms and conditions of awards granted to assess the accounting treatment for a sample of awards and testing the clerical accuracy of the calculation of the expense recorded. Additionally, we involved our internal valuation specialists to assess certain assumptions used in estimating the fair value of the awards.

Recoverability of Indefinite-Lived Intangible Assets
Description of the Matter
As of December 31, 2020, the Company’s indefinite-lived intangible asset balance, excluding goodwill, was $226.6 million. As disclosed in Note 2 to the consolidated financial statements, indefinite-lived intangible assets are assessed annually for impairment as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of an indefinite-lived intangible asset below its carrying value.
Auditing management’s impairment tests for indefinite-lived intangible assets was complex and judgmental due to the measurement uncertainty in estimating the fair value of indefinite-lived intangible assets. Specifically, the fair value estimates for indefinite-lived intangible assets were sensitive to assumptions such as discount rates, revenue growth rates, royalty rates and projected cash flow terminal growth rates. These assumptions are affected by such factors as expected future market or economic conditions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over its indefinite-lived intangible assets impairment review process. For example, we tested controls over the Company’s forecasting and budgeting process as well as controls over management’s review of the significant assumptions used to estimate the fair values of the indefinite-lived intangible assets.
To test the estimated fair value of indefinite-lived intangible assets, our audit procedures included, among others, assessing the methodologies and testing the significant assumptions and underlying data used by the Company. We evaluated the Company’s underlying forecast and budget information by comparing the significant assumptions to current industry and economic trends, changes in the Company’s business model and assessed the historical accuracy of management’s estimates. For example, we evaluated management’s forecasted revenue to identify, understand and evaluate changes as compared to historical results. We performed sensitivity analyses of significant assumptions to evaluate the change in the fair value of indefinite-lived intangible assets resulting from changes in the assumptions. In addition, we involved an internal valuation specialist to assist in evaluating management’s methodologies and significant assumptions applied in developing the fair value estimates.

Separation of Match Group and IAC/InterActiveCorp
Description of the Matter
As described in Note 1 to the consolidated financial statements, the companies formerly known as Match Group, Inc. (“Former Match Group”) and IAC/InterActiveCorp (“Former IAC”) completed the separation of Match Group from IAC on June 30, 2020. At the effective date, the two public companies were fully separated as follows: (1) Match Group, which consists of the businesses of Former Match Group and certain financing subsidiaries previously owned by Former IAC, and (2) IAC/InterActiveCorp, formerly known as IAC Holdings, Inc. (“IAC”), consisting of Former IAC’s businesses other than Match Group and certain financing subsidiaries (the “Separation”). As disclosed in Note 4, the operations of the Former IAC businesses other than Match Group and certain financing subsidiaries, are presented as discontinued operations.
Auditing the Separation transaction required a significant amount of audit effort due to the especially complex nature of the transaction among related parties and the presentation of the Former IAC businesses as discontinued operations. In particular, significant audit effort was necessary to perform procedures and evaluate evidence relating to management's evaluation of the Separation transaction, including the determination of the U.S. federal income tax consequences, which required complex auditor judgement in determining the appropriate tax treatment for the Separation.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over its accounting for the Separation and basis of presentation. For example, we tested controls over management’s analysis and review of the Separation documents, management’s review of the accounting conclusions reached related to the discounted operations presentation, management’s review of the recording of the related journal entries and management’s review and analysis of the appropriate tax treatment for the Separation.
To test the accounting for the transactions related to the Separation among related parties and the basis of presentation, our audit procedures included, among others, inspecting the Separation related documents, such as the transaction agreement and tax matters agreement; inquiring of executive officers, key members of management, the Audit Committee of the Board of Directors and legal counsel regarding the Separation; inspecting the Company’s minutes from meetings of the Board of Directors and related committees; verifying that the discontinued operations were properly determined, calculated and presented and assessing the appropriateness of the composition of the consolidated financial statements. For example, we tested the Separation journal entries recorded and vouched the cash transactions. In addition, we involved internal tax specialists to assist in reviewing the series of steps that effectuated the Separation and the related tax opinion, verifying the appropriateness of the tax treatment for the Separation.

/s/ ERNST & YOUNG LLP
We have served as the Company’s auditor since 1996.

New York, New York
February 25, 2021, except for the adoption of ASU 2020-06
discussed in Note 2 and the subsequent events discussed in Note 19, as to which the date is June 17, 2021

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,
	2020	2019

	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$739,164	$465,676
Accounts receivable, net of allowance of $286 and $578, respectively	137,023	116,459
Other current assets	144,025	97,850
Current assets of discontinued operations	—	3,028,079
Total current assets	1,020,212	3,708,064
Property and equipment, net	107,799	101,065
Goodwill	1,270,532	1,239,839
Intangible assets, net	230,900	228,324
Deferred income taxes	293,487	272,368
Other non-current assets	123,524	64,232
Non-current assets of discontinued operations	—	2,830,783
TOTAL ASSETS	$3,046,454	$8,444,675
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$29,200	$20,191
Deferred revenue	239,088	218,843
Accrued expenses and other current liabilities	231,748	182,250
Current liabilities of discontinued operations	—	588,896
Total current liabilities	500,036	1,010,180
Long-term debt, net	3,840,930	3,240,016
Income taxes payable	14,582	30,295
Deferred income taxes	17,213	18,285
Other long-term liabilities	86,428	26,158
Non-current liabilities of discontinued operations	—	447,414
Redeemable noncontrolling interests	640	44,527
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Common stock; $0.001 par value; authorized 1,600,000,000 shares; 267,329,284 and 0 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	267	—
Former IAC common stock; $0.001 par value; authorized 1,600,000,000 shares; 0 and 263,229,724 shares issued; and 0 and 78,889,779 shares outstanding at December 31, 2020 and December 31, 2019, respectively	—	263
Former IAC Class B convertible common stock; $0.001 par value; authorized 400,000,000 shares; 0 and 16,157,499 shares issued; and 0 and 5,789,499 shares outstanding at December 31, 2020 and December 31, 2019, respectively	—	16
Additional paid-in capital	7,089,007	11,378,160
Retained earnings	(8,422,237)	1,725,046
Accumulated other comprehensive loss	(81,454)	(136,349)
Treasury stock; 0 and 194,707,945 shares, respectively	—	(10,309,612)
Total Match Group, Inc. shareholders’ equity	(1,414,417)	2,657,524
Noncontrolling interests	1,042	970,276
Total shareholders’ equity	(1,413,375)	3,627,800
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,046,454	$8,444,675
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2020	2019	2018

	(In thousands, except per share data)
Revenue	$2,391,269	$2,051,258	$1,729,850
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	635,833	527,184	410,000
Selling and marketing expense	479,907	427,440	419,954
General and administrative expense	311,207	256,138	182,252
Product development expense	169,811	151,960	132,030
Depreciation	41,271	34,355	34,827
Amortization of intangibles	7,525	8,727	1,318
Total operating costs and expenses	1,645,554	1,405,804	1,180,381
Operating income	745,715	645,454	549,469
Interest expense	(130,624)	(111,008)	(81,454)
Other income (expense), net	15,861	(2,026)	7,510
Earnings from continuing operations, before tax	630,952	532,420	475,525
Income tax provision	(43,273)	(15,080)	(14,472)
Net earnings from continuing operations	587,679	517,340	461,053
(Loss) earnings from discontinued operations, net of tax	(366,070)	49,187	306,643
Net earnings	221,609	566,527	767,696
Net earnings attributable to noncontrolling interests	(59,280)	(112,689)	(130,786)
Net earnings attributable to Match Group, Inc. shareholders	$162,329	$453,838	$636,910

Net earnings per share from continuing operations:
Basic	$2.36	$2.28	$2.09
Diluted	$2.09	$1.95	$1.74

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.73	$2.50	$3.54
Diluted	$0.66	$2.15	$3.02

Stock-based compensation expense by function:
Cost of revenue	$4,201	$3,693	$2,287
Selling and marketing expense	5,141	5,112	3,599
General and administrative expense	59,174	42,863	32,346
Product development expense	33,752	38,056	27,799
Total stock-based compensation expense	$102,268	$89,724	$66,031
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Net earnings	$221,609	$566,527	$767,696
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	39,415	(9,961)	(31,411)
Change in unrealized losses and gains on available-for-sale securities	(1)	(5)	5
Total other comprehensive income (loss)	39,414	(9,966)	(31,406)
Comprehensive income	261,023	556,561	736,290
Comprehensive loss (income) attributable to noncontrolling interests:
Net earnings attributable to noncontrolling interests	(59,280)	(112,689)	(130,786)
Change in foreign currency translation adjustment attributable to noncontrolling interests	1,072	2,023	6,129
Change in unrealized losses and gains of available-for-sale debt securities attributable to noncontrolling interests	—	1	(1)
Comprehensive income attributable to noncontrolling interests	(58,208)	(110,665)	(124,658)
Comprehensive income attributable to Match Group, Inc. shareholders	$202,815	$445,896	$611,632
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2020, 2019, and 2018

		Match Group, Inc. Shareholders’ Equity
		Common Stock $0.001 Par Value		Former IAC Common Stock $0.001 Par Value		Former IAC Class B Convertible Common Stock $0.001 Par Value
	Redeemable Noncontrolling Interests	$	Shares	$	Shares	$	Shares	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Match Group, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
		(In thousands)
Balance as of December 31, 2017	$42,867	$—	—	$261	260,624	$16	16,157	$12,111,496	$597,503	$(103,568)	$(10,226,721)	$2,378,987	$516,795	$2,895,782
Net earnings for the year ended December 31, 2018	33,897	—	—	—	—	—	—	—	636,910	—	—	636,910	96,889	733,799
Other comprehensive loss, net of tax	(702)	—	—	—	—	—	—	—	—	(25,278)	—	(25,278)	(5,426)	(30,704)
Stock-based compensation expense	1,138	—	—	—	—	—	—	75,311	—	—	—	75,311	161,971	237,282
Issuance of Former IAC common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	1	1,679	—	—	21,785	—	—	—	21,786	—	21,786
Issuance of Former Match Group and ANGI Homeservices common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	—	—	(102,922)	—	124	—	(102,798)	35,559	(67,239)
Dividends paid to Former Match Group noncontrolling interests	—			—	—	—	—	—	—	—	—	—	(105,126)	(105,126)
Purchase of treasury stock	—			—	—	—	—	—	—	—	(82,891)	(82,891)	—	(82,891)
Purchase of noncontrolling interest	(14,785)			—	—	—	—	—	—	—	—	—	(9,364)	(9,364)
Adjustment of redeemable noncontrolling interests to fair value	4,098	—	—	—	—	—	—	(4,098)	—	—	—	(4,098)	—	(4,098)
Noncontrolling interests created in acquisitions	2,261			—	—	—	—	—	—	—	—	—	14,307	14,307
Purchase of Match Group and ANGI treasury stock	—	—	—	—	—	—	—	(133,455)	—	—	—	(133,455)	—	(133,455)
Cumulative effect of adoption of ASU 2014-09	—	—	—	—	—	—	—	—	36,795	—	—	36,795	3,410	40,205
Other	(3,087)	—	—	—	—	—	—	764	—	—	—	764	(339)	425
Balance as of December 31, 2018	65,687	—	—	262	262,303	16	16,157	11,968,881	1,271,208	(128,722)	(10,309,612)	2,802,033	708,676	3,510,709
Net earnings for the year ended December 31, 2019	2,835	—	—	—	—	—	—	—	453,838	—	—	453,838	109,854	563,692
Other comprehensive income (loss), net of tax	39	—	—	—	—	—	—	—	—	(7,942)	—	(7,942)	(2,063)	(10,005)
Stock-based compensation expense	148	—	—	—	—	—	—	82,619	—	—	—	82,619	155,457	238,076
Issuance of Former IAC common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	1	927	—	—	(82,463)	—	—	—	(82,462)	—	(82,462)
Issuance of Former Match Group and ANGI Homeservices common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	—	—	(236,897)	—	315	—	(236,582)	(1,794)	(238,376)
Purchase of redeemable noncontrolling interests	(40,432)	—	—	—	—	—	—	—	—	—	—	—	—	—
Adjustment of redeemable noncontrolling interests to fair value	11,554	—	—	—	—	—	—	(11,554)	—	—	—	(11,554)	—	(11,554)
Noncontrolling interests created in an acquisition	4,781	—	—	—	—	—	—	—	—	—	—	—	—	—
Purchase of exchangeable note hedges, net of deferred tax assets	—	—	—	—	—	—	—	(234,563)	—	—	—	(234,563)	—	(234,563)
Issuance of warrants	—	—	—	—	—	—	—	166,520	—	—	—	166,520	—	166,520
Purchase of Match Group and ANGI treasury stock	—	—	—	—	—	—	—	(274,302)	—	—	—	(274,302)	—	(274,302)
Other	(85)	—	—	—	—	—	—	(81)	—	—	—	(81)	146	65
Balance as of December 31, 2019	$44,527	$—	—	$263	263,230	$16	16,157	$11,378,160	$1,725,046	$(136,349)	$(10,309,612)	$2,657,524	$970,276	$3,627,800

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2020, 2019, and 2018 (continued)

		Match Group, Inc. Shareholders’ Equity
		Common Stock $0.001 Par Value		Former IAC Common Stock $0.001 Par Value		Former IAC Class B Convertible Common Stock $0.001 Par Value
	Redeemable Noncontrolling Interests	$	Shares	$	Shares	$	Shares	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss (Income)	Treasury Stock	Total Match Group, Inc. Shareholders’ Equity	Noncontrolling Interests	Total Shareholders’ Equity
		(In thousands)
Balance as of December 31, 2019	$44,527	$—	—	$263	263,230	$16	16,157	$11,378,160	$1,725,046	$(136,349)	$(10,309,612)	$2,657,524	$970,276	$3,627,800
Net (loss) earnings for the year ended December 31, 2020	(3,136)	—	—	—	—	—	—	—	162,329	—	—	162,329	62,416	224,745
Other comprehensive (loss) income, net of tax	(686)	—	—	—	—	—	—	—	—	40,486	—	40,486	(386)	40,100
Stock-based compensation expense	15	—	—	—	—	—	—	134,528	—	—	—	134,528	86,363	220,891
Issuance of Match Group common stock pursuant to stock-based awards, net of withholding taxes	—	8	8,373	—	—	—	—	155,285	—	—	—	155,293	—	155,293
Issuance of Former IAC common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	1	453	—	—	(34,518)	—	—	—	(34,517)	—	(34,517)
Issuance of Former Match Group and ANGI Homeservices common stock pursuant to stock-based awards, net of withholding taxes	—	—	—	—	—	—	—	(212,270)	—	628	—	(211,642)	(11,405)	(223,047)
Purchase of redeemable noncontrolling interests	(3,165)			—	—	—	—	—	—	—	—	—	—	—
Adjustment of redeemable noncontrolling interests to fair value	6,669			—	—	—	—	(6,669)	—	—	—	(6,669)	—	(6,669)
Purchase of Match Group and ANGI treasury stock	—	—	—	—	—	—	—	(187,735)	—	—	—	(187,735)	—	(187,735)
Retire treasury stock	—	—	—	(184)	(184,340)	(10)	(10,368)	194	(10,309,612)	—	10,309,612	—	—	—
Exchange Common stock and Class B for Class M Common stock and spin off IAC	(43,583)	184	183,749	(80)	(79,343)	(6)	(5,789)	(4,745,323)	—	13,781	—	(4,731,444)	(498,792)	(5,230,236)
Acquire Former Match Group noncontrolling interest	—	58	57,868	—	—	—	—	608,110	—	—	—	608,168	(608,168)	—
Issuance of common stock	—	17	17,339	—	—	—	—	(17)	—	—	—	—	—	—
Other	(1)	—	—	—	—	—	—	(738)	—	—	—	(738)	738	—
Balance as of December 31, 2020	$640	$267	267,329	$—	—	$—	—	$7,089,007	$(8,422,237)	$(81,454)	$—	$(1,414,417)	$1,042	$(1,413,375)
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings from continuing operations	$587,679	$517,340	$461,053
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	102,268	89,724	66,031
Depreciation	41,271	34,355	34,827
Amortization of intangibles	7,525	8,727	1,318
Deferred income taxes	15,384	(12,753)	(19,840)
Other adjustments, net	27,281	13,561	4,052
Changes in assets and liabilities
Accounts receivable	(24,213)	(17,861)	17,272
Other assets	(33,224)	(24,162)	(14,600)
Accounts payable and other liabilities	24,155	33,741	21,386
Income taxes payable and receivable	16,913	(4,161)	26,898
Deferred revenue	23,513	9,478	13,058
Net cash provided by operating activities attributable to continuing operations	788,552	647,989	611,455
Cash flows from investing activities attributable to continuing operations:
Net cash (used) acquired in business combinations	—	(3,759)	1,136
Capital expenditures	(42,376)	(39,035)	(31,397)
Purchases of investments	(9,115)	—	(3,800)
Net cash distribution related to Separation of IAC	(3,870,550)	—	—
Other, net	(90)	1,064	(4,143)
Net cash used in investing activities attributable to continuing operations	(3,922,131)	(41,730)	(38,204)
Cash flows from financing activities attributable to continuing operations:
Borrowings under the Credit Facility	20,000	40,000	260,000
Proceeds from Senior Notes offerings	1,000,000	350,000	—
Proceeds from Exchangeable Senior Notes offerings	—	1,150,000	—
Principal payment on Senior Notes	(400,000)	—	—
Principal payments on Credit Facility	(20,000)	(300,000)	—
Purchase of exchangeable note hedges	—	(303,428)	—
Proceeds from issuance of warrants	—	166,520	—
Debt issuance costs	(13,517)	(27,815)	(1,740)
Purchase of Former Match Group treasury stock	(132,868)	(216,353)	(133,455)
Dividends	—	—	(105,126)
Proceeds from stock offering	1,421,801	—	—
Proceeds from issuance of common stock pursuant to stock-based awards	155,402	—	12
Withholding taxes paid on behalf of employees on net settled stock-based awards	(211,958)	(203,177)	(207,720)
Purchase of noncontrolling interests	(15,827)	(1,650)	(9,980)
Other, net	(15,187)	(73)	(759)
Net cash provided by (used in) financing activities attributable to continuing operations	1,787,846	654,024	(198,768)
Total cash (used in) provided by continuing operations	(1,345,733)	1,260,283	374,483
Net cash provided by operating activities attributable to discontinued operations	13,630	289,949	376,672
Net cash used in investing activities attributable to discontinued operations	(963,420)	(287,798)	(135,235)
Net cash used in financing activities attributable to discontinued operations	(110,959)	(254,193)	(114,030)
Total cash (used in) provided by discontinued operations	(1,060,749)	(252,042)	127,407
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	5,426	(1,568)	(1,887)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,401,056)	1,006,673	500,003
Cash, cash equivalents, and restricted cash at beginning of period	3,140,358	2,133,685	1,633,682
Cash, cash equivalents, and restricted cash at end of period	$739,302	$3,140,358	$2,133,685
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
Match Group, Inc., through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to our users all over the world. Match Group has one operating segment, Dating, which is managed as a portfolio of dating brands.
Separation of Match Group and IAC
On June 30, 2020, the companies formerly known as Match Group, Inc. (referred to as “Former Match Group”) and IAC/InterActiveCorp (referred to as “Former IAC”) completed the separation of the Company from IAC through a series of transactions that resulted in two, separate public companies—(1) Match Group, which consists of the businesses of Former Match Group and certain financing subsidiaries previously owned by Former IAC, and (2) IAC/InterActiveCorp, formerly known as IAC Holdings, Inc. (“IAC”), consisting of Former IAC’s businesses other than Match Group (the “Separation”). See “Note 8—Shareholders’ Equity” for additional information about the series of transactions.
As used herein, “Match Group,” the “Company,” “we,” “our,” “us,” and similar terms refer to Match Group, Inc. and its subsidiaries after the completion of the Separation, unless the context indicates otherwise.
The following diagram illustrates the simplified organizational and ownership structure immediately prior to the Separation.
Under the terms of the Transaction Agreement (the “Transaction Agreement”) dated as of December 19, 2019 and amended as of April 28, 2020 and as further amended as of June 22, 2020, Former Match Group merged with and into Match Group Holdings II, LLC (“MG Holdings II”), an indirect wholly-owned subsidiary of Match Group, with MG Holdings II surviving the merger as an indirect wholly-owned subsidiary of Match Group. Former Match Group stockholders (other than Former IAC) received, through the merger, in exchange for each outstanding share of Former Match Group common stock that they held, one share of Match Group common stock and, at the holder’s election, either (i) $3.00 in cash or (ii) a fraction of a share of Match Group common stock with a value of $3.00 (calculated pursuant to the Transaction Agreement). As a result of the merger and other transactions contemplated by the Transaction Agreement, Former Match Group stockholders (other than Former IAC) became stockholders of the Company.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following diagram illustrates the simplified organizational and ownership structures of IAC and Match Group immediately after the Separation.

ANGI Stockholders (other than IAC)
IAC Stockholders
IAC
ANGI
Businesses of Former IAC
Match Group Stockholders (previously Former IAC and Former Match Group Stockholders)
Match Group, Inc.
Exchangeable Notes and related instruments
Match Group Holdings I, LLC
Match Group Holdings II, LLC (entity which Former Match Group merged with and into)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Consolidation
The Company prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest. Intercompany transactions and accounts have been eliminated.
Discontinued Operations
As a result of the Separation, the operations of Former IAC businesses other than Match Group are presented as discontinued operations. See “Note 4—Discontinued Operations” for additional details.
Accounting for Investments in Equity Securities
Investments in equity securities, other than those of our consolidated subsidiaries, are accounted for at fair value or under the measurement alternative of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, with any changes to fair value recognized within other income (expense), net each reporting period. Under the measurement alternative, equity investments without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar securities of the same issuer; value is generally determined based on a market approach as of the transaction date. A security will be considered identical or similar if it has identical or similar rights to the equity securities held by the Company. The Company reviews its investments in equity securities without readily determinable fair values for impairment each reporting period when there are qualitative factors or events that indicate possible impairment. Factors we consider in making this determination include negative changes in industry and market conditions, financial performance, business prospects, and other relevant events and factors. When indicators of impairment exist, the Company prepares quantitative assessments of the fair value of our investments in equity securities, which require judgment and the use of

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
estimates. When our assessment indicates that the fair value of the investment is below its carrying value, the Company writes down the investment to its fair value and records the corresponding charge within Other income (expense), net.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments, and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates, judgments, and assumptions impact the reported amounts of assets, liabilities, revenue, and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates and judgments including those related to: the fair values of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts; the determination of revenue reserves; the carrying value of right-of-use assets (“ROU assets”); the useful lives and recoverability of definite-lived intangible assets and property and equipment; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of equity securities without readily determinable fair values; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates and judgments on historical experience, its forecasts and budgets, and other factors that the Company considers relevant.
Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all parties, the rights of the parties and payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. Revenue is recognized when control of the promised services is transferred to our customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.
The Company’s revenue is primarily derived directly from users in the form of recurring subscriptions. Subscription revenue is presented net of credits and credit card chargebacks. Subscribers pay in advance, primarily by credit card or through mobile app stores, and, subject to certain conditions identified in our terms and conditions, generally all purchases are final and nonrefundable. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period, which generally ranges from one to six months. Revenue is also earned from online advertising, the purchase of à la carte features and offline events. Online advertising revenue is recognized when an advertisement is displayed. Revenue from the purchase of à la carte features is recognized based on usage. Revenue associated with offline events is recognized when each event occurs.
As permitted under the practical expedient available under ASU No. 2014-09, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which we have the right to invoice for services performed.
Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services, including amounts that are variable. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASU No. 2014-09 applicable to such contracts and does not consider the time value of money.
Assets Recognized from the Costs to Obtain a Contract with a Customer
The Company has determined that certain costs, primarily mobile app store fees, meet the requirements to be capitalized as a cost of obtaining a contract. The Company recognizes an asset for these costs if we expect to recover those costs. Mobile app store fees are amortized over the period of contract performance. Specifically, the Company capitalizes and amortizes mobile app store fees over the term of the applicable subscription.
During the years ended December 31, 2020 and 2019, the Company recognized expense of $414.7 million and $364.7 million, respectively, related to the amortization of these costs. The contract asset balances at December 31, 2020 and 2019, and 2018 related to costs to obtain a contract are $33.5 million, $28.5 million, and $29.2 million, respectively, included in “Other current assets” in the accompanying consolidated balance sheet.
Accounts Receivables, Net of Allowance for Credit Losses and Revenue Reserves
The majority of our users purchase our products through mobile app stores. At December 31, 2020, two mobile app stores accounted for approximately 65% and 11%, respectively, of our gross accounts receivables. The comparable amounts at December 31, 2019 were 56% and 13%, respectively. We evaluate the credit worthiness of these two mobile app stores on an ongoing basis and do not require collateral from these entities. We generally collect these balances between 30 and 45 days following the purchase. Payments made directly through our applications are processed by third-party payment processors. We generally collect these balances within 3 to 5 days following the purchase. The Company also maintains allowances to reserve for potential credits issued to users or other revenue adjustments. The amounts of these reserves are based primarily upon historical experience.
Accounts receivable related to indirect revenue include amounts billed and currently due from customers. The Company maintains an allowance for credit losses to provide for the estimated amount of accounts receivable that will not be collected. The allowance for credit losses is based upon historical collection trends adjusted for economic conditions using reasonable and supportable forecasts. The time between the Company issuance of an invoice and payment due date is not significant; customer payments that are not collected in advance of the transfer of promised services are generally due no later than 30 days from invoice date.
Deferred Revenue
Deferred revenue consists of advance payments that are received or are contractually due in advance of the Company’s performance. The Company’s deferred revenue is reported on a contract by contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the term of the applicable subscription period or expected completion of our performance obligation is one year or less. The deferred revenue balances are $239.1 million, $218.8 million, and $209.9 million at December 31, 2020 and 2019, and 2018, respectively. During the years ended December 31, 2020 and 2019, the Company recognized $218.8 million and $209.9 million of revenue that was included in the deferred revenue balance as of December 31, 2019 and 2018, respectively. At December 31, 2020 and 2019, there is no non-current portion of deferred revenue.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Disaggregation of Revenue
The following table presents disaggregated revenue:

	For the Years Ended December 31,
	2020	2019	2018

	(In thousands)
Direct Revenue:
North America	$1,185,307	$1,024,161	$902,478
International	1,159,417	983,013	774,693
Total Direct Revenue	2,344,724	2,007,174	1,677,171
Indirect Revenue (principally advertising revenue)	46,545	44,084	52,679
Total Revenue	$2,391,269	$2,051,258	$1,729,850

Direct Revenue
Tinder	$1,355,400	$1,152,045	$805,316
Other brands	989,324	855,129	871,855
Total Direct Revenue	$2,344,724	$2,007,174	$1,677,171
Cash and Cash Equivalents
Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of (i) AAA rated government money market funds and (ii) time deposits. Internationally, cash equivalents primarily consist of money market funds.
Property and Equipment
Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Buildings and building improvements	10 to 39 years
Computer equipment and capitalized software	2 to 3 years
Furniture and other equipment	5 years
Leasehold improvements	6 to 10 years
The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $34.9 million and $27.5 million at December 31, 2020 and 2019, respectively.
Business Combinations
The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company typically engages outside valuation experts to assist in the allocation of purchase price to the identifiable intangible assets acquired, but management has ultimate responsibility for the valuation methods, models, and inputs used and the resulting purchase price allocation. The excess purchase price over the net tangible and identifiable intangible assets is recorded as goodwill and assigned to the reporting unit that is expected to benefit from the combination as of the acquisition date.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Goodwill and Indefinite-Lived Intangible Assets
The Company assesses goodwill on its one reporting unit and indefinite-lived intangible assets for impairment annually as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit’s goodwill is necessary; otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its fair value, an impairment loss equal to the excess is recorded.
As a result of the Separation, the Company had a negative carrying value for the Company’s annual goodwill test at October 1, 2020. Additionally, an impairment test of goodwill was not necessary because there were no factors identified that would indicate an impairment loss. The Company continued to have a negative carrying value at December 31, 2020.
The Company foregoes a qualitative assessment and tests goodwill for impairment when it concludes that it is more likely than not that there may be an impairment. If needed, the annual or interim quantitative test of the recovery of goodwill involves a comparison of the estimated fair value of the Company’s reporting unit to its carrying value, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit exceeds its estimated fair value, an impairment loss equal to the excess is recorded.
While the Company has the option to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company’s policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. The Company determines the fair value of its indefinite-lived intangible assets using an avoided royalty discounted cash flow (“DCF”) valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company’s trade names and trademarks. The future cash flows are based on the Company’s most recent forecast and budget and, for years beyond the budget, the Company’s estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company’s annual indefinite-lived impairment assessment ranged from 10% to 23% in 2020 and 11% to 26% in 2019, and the royalty rates used ranged from 5% to 8% in 2020 and 3% to 8% in 2019. During the year ended December 31, 2020, the Company recognized an impairment charge related to the Match brand in the UK and the Meetic brand in Europe of $4.6 million, which is included within amortization. During the year ended December 31, 2019, the Company recognized an impairment charge on the Match brand in the UK of $6.6 million, which is included within amortization. At December 31, 2019, the aggregate indefinite-lived intangible asset balance for which the estimate of fair value at that time was less than 110% of their carrying values was approximately $92.3 million. At December 31, 2020, no indefinite-lived intangible asset balance had an estimated fair value less than 110% of carrying value.
Long-Lived Assets and Intangible Assets with Definite Lives
Long-lived assets, which consist of ROU assets, property and equipment, and intangible assets with definite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of definite-lived intangible assets is

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
computed either on a straight-line basis or based on the pattern in which the economic benefits of the asset will be realized.
Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company’s Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.
The Company’s non-financial assets, such as goodwill, intangible assets, ROU assets, and property and equipment, are adjusted to fair value only when an impairment is recognized. The Company’s financial assets, comprising of equity securities without readily determinable fair values, are adjusted to fair value when observable price changes are identified or an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and represent online marketing, including fees paid to search engines and social media sites; offline marketing, which is primarily television advertising; and payments to partners who direct traffic to our websites. Advertising expense is $438.7 million, $388.6 million and $386.0 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Legal Costs
Legal costs are expensed as incurred.
Income Taxes
We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgement is required in determining our provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws.
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be realized or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized.
We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained based on the technical merits of the position. Such tax benefits are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company records interest and penalties related to uncertain tax positions as a component of income tax expense.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Earnings Per Share
Basic earnings per share is computed by dividing net earnings attributable to Match Group shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vested resulting in the issuance of common stock that could share in the earnings of the Company. See “Note 10—Earnings per Share” for additional information on dilutive securities.
Foreign Currency Translation and Transaction Gains and Losses
The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in accumulated other comprehensive income as a component of shareholders’ equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the consolidated statement of operations as a component of Other income (expense), net. See “Note 17—Consolidated Financial Statement Details” for additional information regarding foreign currency exchange gains and losses.
Translation gains and losses relating to foreign entities that are liquidated or substantially liquidated are reclassified out of accumulated other comprehensive loss into earnings. Losses of $0.2 million and $0.1 million during the years ended December 31, 2020 and 2018 are included in “Other income (expense), net” in the accompanying consolidated statement of operations. There were no such gains or losses for the year ended December 31, 2019.
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See “Note 11—Stock-based Compensation” for a discussion of the Company’s stock-based compensation plans.
Redeemable Noncontrolling Interests
Noncontrolling interests in the consolidated subsidiaries of the Company are ordinarily reported on the consolidated balance sheet within shareholders’ equity, separately from the Company’s equity. However, securities that are redeemable at the option of the holder and not solely within the control of the issuer must be classified outside of shareholders’ equity. Accordingly, all noncontrolling interests that are redeemable at the option of the holder are presented outside of shareholders’ equity in the accompanying consolidated balance sheet.
In connection with the acquisition of certain subsidiaries, management of these businesses has retained an ownership interest. The Company is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require the Company to purchase their interests, or allow the Company to acquire such interests, at fair value. These put and call arrangements do not meet the definition of a derivative instrument as the put agreements do not provide for net settlement. These put and call arrangements become exercisable by the Company and the counterparty at various future dates. One of these arrangements was exercised during each of the years ended December 31, 2020 and 2019, and two of these arrangements were exercised during the year ended December 31, 2018. These put arrangements are exercisable by the counter-party outside the control of the Company. Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal noncontrolling interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to additional paid-in capital. During the years ended December 31, 2020, 2019, and 2018, the Company recorded adjustments of $6.7 million, $11.6 million, and $4.1 million, respectively, to increase these interests to fair value. Fair value determinations require high levels of judgment and are based on various valuation techniques, including market comparables and discounted cash flow projections.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Certain Risks and Concentrations
The Company’s business is subject to certain risks and concentrations, including dependence on third-party technology providers, exposure to risks associated with online commerce security and credit card fraud.
Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are principally maintained with financial institutions that are not covered by deposit insurance.
Recent Accounting Pronouncements
Accounting pronouncements adopted by the Company
The Company adopted ASU No. 2016-13 effective January 1, 2020. ASU No. 2016-13 replaces the “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. The Company adopted ASU No. 2016-13 using the modified retrospective approach and there was no cumulative effect arising from the adoption. The adoption of ASU No. 2016-13 did not have a material impact on the Company's financial statements.
The Company adopted ASU No. 2019-12 effective January 1, 2020. ASU No. 2019-12 simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. Most amendments within ASU No. 2019-12 are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted ASU No. 2019-12 on January 1, 2020 using the modified retrospective basis for those amendments that are not applied on a prospective basis. The adoption of ASU No. 2019-12 did not have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Among other changes, ASU 2020-06 removes from U.S. GAAP the liability and equity separation model for convertible instruments with a cash conversion feature, and as a result, after adoption, entities will no longer separately present in equity an embedded conversion feature for such debt. Similarly, the discount resulting from the embedded conversion feature will no longer be amortized into income as interest expense over the life of the instrument. Instead, entities will account for a convertible debt instrument wholly as debt unless (1) a convertible instrument contains features that require bifurcation as a derivative under ASC Topic 815, Derivatives and Hedging, or (2) a convertible debt instrument was issued at a substantial premium. ASU 2020-06 requires the application of the if-converted method to calculate the impact of convertible instruments on diluted earnings per share, which results in increased dilutive securities as the assumption of cash settlement of the notes is not available for the purpose of calculating earnings per share. The provisions of ASU 2020-06 are effective for reporting periods beginning after December 15, 2021, with early adoption permitted for reporting periods beginning after December 15, 2020, and can be adopted on either a fully retrospective or modified retrospective basis.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The Company early adopted ASU No. 2020-06 as of January 1, 2021 on a fully retrospective basis. The impact of adopting ASU No. 2020-06 is as follows:

	Prior to the adoption of ASU No. 2020-06	After adoption of ASU No. 2020-06	Effect of adoption of ASU No. 2020-06

	(In thousands)
Statement of operations impacts for the year ended December 31, 2020
Interest expense	$174,791	$130,624	$(44,167)
Income tax provision	$32,874	$43,273	$10,399
Net earnings from continuing operations	$553,911	$587,679	$33,768

Net earnings per share from continuing operations:
Basic	$2.21	$2.36	$0.15
Diluted	$2.00	$2.09	$0.09

Weighted average dilutive shares outstanding	242,464	256,020	13,556

Statement of operations impacts for the year ended December 31, 2019
Interest expense	$140,570	$111,008	$(29,562)
Income tax provision	$8,225	$15,080	$6,855
Net earnings from continuing operations	$494,633	$517,340	$22,707

Net earnings per share from continuing operations:
Basic	$2.15	$2.28	$0.13
Diluted	$1.88	$1.95	$0.07

Weighted average dilutive shares outstanding	194,349	201,782	7,433

Statement of operations impacts for the year ended December 31, 2018
Interest expense	$94,568	$81,454	$(13,114)
Income tax provision	$11,307	$14,472	$3,165
Net earnings from continuing operations	$451,104	$461,053	$9,949

Net earnings per share from continuing operations:
Basic	$2.03	$2.09	$0.06
Diluted	$1.73	$1.74	$0.01

Weighted average dilutive shares outstanding	197,110	203,774	6,664

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Prior to the adoption of ASU No. 2020-06	After adoption of ASU No. 2020-06	Effect of adoption of ASU No. 2020-06

	(In thousands)
Balance sheet impacts at December 31, 2020:
Non-current deferred tax asset	$224,013	$293,487	$69,474
Long-term debt, net	$3,534,706	$3,840,930	$306,224
Additional paid-in capital	$7,394,646	$7,089,007	$(305,639)
Retained deficit	$(8,491,126)	$(8,422,237)	$68,889

Balance sheet impacts at December 31, 2019:
Non-current deferred tax asset	$192,496	$272,368	$79,872
Long-term debt, net	$2,889,626	$3,240,016	$350,390
Additional paid-in capital	$11,683,799	$11,378,160	$(305,639)
Retained deficit	$1,689,925	$1,725,046	$35,121
The impact of the adoption of ASU No. 2020-06 at December 31, 2017 resulted in an increase to retained earnings of $2.5 million and a decrease in additional paid-in capital of $53.5 million.
As the adoption of ASU No. 2020-06 did not impact cash, therefore, the operating cash flows from continuing operations were not impacted. Certain reconciliation line items to net earnings from continuing operations were adjusted to reflect the impact of the adoption of ASU No. 2020-06.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.
NOTE 3—INCOME TAXES
U.S. and foreign earnings before income taxes are as follows:

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
U.S.	$547,969	$454,036	$380,681
Foreign	82,983	78,384	94,844
Total	$630,952	$532,420	$475,525

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The components of the provision (benefit) for income taxes are as follows:

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Current income tax provision (benefit):
Federal	$(2,044)	$964	$(688)
State	1,640	342	341
Foreign	28,293	26,527	34,659
Current income tax provision	27,889	27,833	34,312
Deferred income tax provision (benefit):
Federal	31,025	(2,159)	(11,273)
State	(10,451)	(9,698)	(1,932)
Foreign	(5,190)	(896)	(6,635)
Deferred income tax provision (benefit)	15,384	(12,753)	(19,840)
Income tax provision	$43,273	$15,080	$14,472
The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below. The valuation allowance is primarily related to deferred tax assets for foreign tax credits and net operating losses.

	December 31,
	2020	2019

	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$152,346	$152,672
Tax credit carryforwards	102,012	68,787
Disallowed interest carryforwards	56,630	28,673
Stock-based compensation	16,073	14,274
Other	99,027	100,380
Total deferred tax assets	426,088	364,786
Less valuation allowance	(71,090)	(52,913)
Net deferred tax assets	354,998	311,873
Deferred tax liabilities:
Intangible assets	(44,200)	(43,568)
Right-of-use assets	(17,306)	(10,056)
Property and equipment	(17,218)	(3,275)
Other	—	(891)
Total deferred tax liabilities	(78,724)	(57,790)
Net deferred tax assets	$276,274	$254,083
The Company’s tax group for federal and consolidated state income tax purposes includes Former IAC up to and including the Separation date. As a result of the Separation, a portion of the Company’s temporary differences and tax attributes from our federal and consolidated state income tax filings were allocated between the Company and IAC. The allocation attributable to IAC resulted in an increase to the Company’s deferred tax asset and additional paid-in capital. The allocation attributable to the Company was recorded in 2020 and is

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
preliminary and subject to adjustment. Any subsequent adjustment to allocated tax attributes will be recognized as an adjustment to deferred taxes and additional paid-in capital.
At December 31, 2020, the Company has federal and state net operating losses (“NOLs”) of $501.0 million and $344.7 million, respectively. If not utilized, $13.8 million of the federal NOLs can be carried forward indefinitely, and $487.2 million will expire at various times, primarily between 2034 and 2037. Of the state NOLs, $168.4 million can be carried forward indefinitely and $176.3 million will expire at various times, primarily between 2022 and 2037. Federal and state NOLs of $386.7 million and $300.9 million, respectively, can be used against future taxable income without restriction and the remaining NOLs will be subject to limitations under Section 382 of the Internal Revenue Code, separate return limitations, federal taxable income limitations, and applicable state law. At December 31, 2020, the Company has foreign NOLs of $116.8 million available to offset future income. Of these foreign NOLs, $99.3 million can be carried forward indefinitely and $17.5 million will expire at various times between 2021 and 2037. During 2020, the Company recognized tax benefits related to NOLs of $2.7 million. At December 31, 2020, the Company has federal and foreign disallowed interest carryforwards of $206.5 million and $57.1 million, respectively, that can be carried forward indefinitely and can be used against future taxable income.
At December 31, 2020, the Company has tax credit carryforwards of $131.0 million. Of this amount, $92.8 million relates to federal and state tax credits for research activities, of which $59.9 million will expire at various times between 2033 and 2040. Our credit carryforwards also include $38.2 million of foreign tax credits, of which $36.2 million will expire between 2021 and 2027.
The Company regularly assesses the realizability of deferred tax assets considering all available evidence, including, to the extent applicable, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, tax filing status, the duration of statutory carryforward periods, available tax planning and historical experience.
During the year ended December 31, 2020, we recorded a valuation allowance of $29.8 million related to U.S. foreign tax credits for which we do not believe a tax benefit is more likely than not to be realized within the carryforward period. At December 31, 2020, the Company has a valuation allowance of $71.1 million related to the portion of credits, NOLs, and other items for which it is more likely than not that the tax benefit will not be realized.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
A reconciliation of the income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings before income taxes is shown as follows:

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Income tax provision at the federal statutory rate of 21%	$132,500	$111,808	$99,860
State income taxes, net of effect of federal tax benefit	8,803	10,274	7,657
Stock-based compensation	(112,203)	(90,374)	(92,140)
Research credits	(21,306)	(27,248)	(6,701)
Change in valuation allowance for foreign tax credits	29,787	—	—
Foreign income taxed at a different statutory rate	4,884	3,526	13,129
Withholding taxes	2,933	5,023	3,566
Change in uncertain tax positions	(5,770)	(637)	(1,780)
Non-taxable foreign currency exchange gains and losses	688	(557)	(2,086)
Transition tax	—	—	(3,178)
Other, net	2,957	3,265	(3,855)
Income tax provision	$43,273	$15,080	$14,472
A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	December 31,
	2020	2019	2018

	(In thousands)
Balance at January 1	$53,324	$35,679	$25,063
Additions based on tax positions related to the current year	7,818	11,221	8,589
Additions for tax positions of prior years	1,772	7,599	3,901
Reductions for tax positions of prior years	(16,512)	(283)	(134)
Expiration of applicable statute of limitations	(778)	(892)	(1,740)
Balance at December 31	$45,624	$53,324	$35,679
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Our income tax provision, for the years ended December 31, 2020, 2019, and 2018, includes a (decrease) or increase of interest and penalties of $(1.7) million, $0.1 million, and $(0.1) million, respectively. At December 31, 2020 and 2019, noncurrent income taxes payable include accrued interest and penalties of $1.9 million and $3.1 million, respectively.
Match Group is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service (“IRS”) has substantially completed its audit of the Company’s federal income tax returns for the years ended December 31, 2010 through 2016 resulting in reductions to the manufacturing deduction and research credits claimed. The IRS began an audit of the year ended December 31, 2017 in the second quarter of 2020. The statute of limitations for years 2010 through 2012 has been extended to May 31, 2021, and the statute of limitations for years 2013 through 2017 has been extended to June 30, 2022. Various other jurisdictions are open to examination for tax years beginning with 2009. Income taxes payable include reserves considered sufficient to pay assessments that may result from examination of prior year tax returns. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustment, and which may not accurately anticipate actual outcomes. Although we believe that we have adequately reserved for our uncertain tax positions, the final tax outcome of these matters may vary significantly from our estimates. To the extent

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the income tax provision in the period in which such determination is made, and could have a material impact on our financial condition and operating results.
At December 31, 2020 and 2019, unrecognized tax benefits, including interest, were $46.7 million and $55.5 million, respectively. If unrecognized tax benefits at December 31, 2020 are subsequently recognized, $41.8 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount as of December 31, 2019 was $51.9 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $4.5 million by December 31, 2021, primarily due to settlements and expirations of statutes of limitations.
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “TCJA”), which, among other things, reduced the U.S. federal corporate income tax rate from 35% to 21%, subjected to U.S. taxation certain previously deferred earnings of foreign subsidiaries as of December 31, 2017 (“Transition Tax”) and generally eliminated U.S. taxes on foreign subsidiary distributions. The Company was able to make a reasonable estimate of the Transition Tax and recorded a provisional transition tax expense in 2017. During 2018, the Company finalized this calculation, which resulted in a $3.2 million reduction in the Transition Tax. The net reduction in the Transition Tax was due primarily to the utilization of additional foreign tax credits, partially offset by additional taxable earnings and profits of our foreign subsidiaries based on guidance issued by the IRS subsequent to December 21, 2017.
Generally, our ability to distribute the $158.1 million cash and cash equivalents held by our foreign subsidiaries at December 31, 2020 is limited to that subsidiary’s distributable reserves and after considering other corporate legal restrictions. As a result of the TCJA, our earnings in foreign jurisdictions are generally available for distribution to the U.S. without significant tax consequences.
NOTE 4—DISCONTINUED OPERATIONS
On June 30, 2020, as part of the Separation described in “Note 1—Organization,” the operations of Former IAC businesses other than Match Group are presented as discontinued operations.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The components of assets and liabilities of discontinued operations in the accompanying consolidated balance sheet at December 31, 2019 consisted of the following:

December 31, 2019
(In thousands)
Cash and cash equivalents	$2,673,619
Marketable securities	19,993
Accounts receivable, net	181,875
Other current assets	152,592
Total current assets in discontinued operations	$3,028,079

Property and equipment, net	$270,288
Goodwill	1,614,623
Intangible assets, net	350,150
Long-term investments	347,976
Other non-current assets	247,746
Total non-current assets in discontinued operations	$2,830,783

Current portion of long-term debt	$13,750
Accounts payable, trade	74,166
Deferred revenue	178,647
Accrued expenses and other current liabilities	322,333
Total current liabilities in discontinued operations	$588,896

Long-term debt, net	$231,946
Income taxes payable	6,410
Deferred income taxes	28,751
Other long-term liabilities	180,307
Total long-term liabilities in discontinued operations	$447,414
The key components of (loss) earnings from discontinued operations for the years ended December 31, 2020, 2019, and 2018 consist of the following:

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Revenue	$1,410,485	$2,705,797	$2,533,042
Operating costs and expenses	(1,840,178)	(2,769,918)	(2,517,372)
Operating (loss) income	(429,693)	(64,121)	15,670
Interest expense	(3,772)	(12,993)	(14,759)
Other (expense) income	(2,503)	68,767	298,236
Income tax benefit	69,898	57,534	7,496
(Loss) earnings from discontinued operations	$(366,070)	$49,187	$306,643

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 5—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net, are as follows:

	December 31,
	2020	2019

	(In thousands)
Goodwill	$1,270,532	$1,239,839
Intangible assets with indefinite lives	226,605	221,199
Intangible assets with definite lives, net	4,295	7,125
Total goodwill and intangible assets, net	$1,501,432	$1,468,163
For the year ended December 31, 2019, the Company recognized an impairment charge on the Match brand in the UK of $6.6 million. During the year ended December 31, 2020, the Company recognized additional impairment charges totaling $4.6 million related to the Match brand in the UK and the Meetic brand in Europe as the outbreak of COVID-19 placed additional pressure on projected 2020 revenues at these brands. These charges are included within amortization expense in the consolidated statement of operations for the years then ended.
The following table presents the balance of goodwill, including the changes in the carrying value of goodwill, for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019

	(In thousands)
Balance at January 1	$1,239,839	$1,245,012
Additions	—	3,553
Foreign Exchange Translation	30,948	(8,726)
Other	(255)	—
Balance at December 31	$1,270,532	$1,239,839

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Intangible assets with indefinite lives are trade names and trademarks acquired in various acquisitions. At December 31, 2020 and 2019, intangible assets with definite lives are as follows:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life (Years)

	(In thousands)
Patent and technology	$11,044	$(6,943)	$4,101	9.3
Trade names	5,114	(5,114)	—	—
Other	3,688	(3,494)	194	3.0
Total	$19,846	$(15,551)	$4,295	9.0

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life (Years)

	(In thousands)
Patent and technology	$10,797	$(5,876)	$4,921	8.9
Trade names	6,297	(4,986)	1,311	3.0
Other	3,775	(2,882)	893	4.0
Total	$20,869	$(13,744)	$7,125	7.2
At December 31, 2020, amortization of intangible assets with definite lives is estimated to be as follows:

(In thousands)
2021	$813
2022	706
2023	596
2024	450
2025 and thereafter	1,730
Total	$4,295

NOTE 6—FINANCIAL INSTRUMENTS
Equity securities without readily determinable fair values
At December 31, 2020 and 2019, the carrying value of the Company’s investments in equity securities without readily determinable fair values totaled $14.2 million and $5.1 million, respectively, and is included in “Other non-current assets” in the accompanying consolidated balance sheet. The cumulative downward adjustments (including impairments) to the carrying value of equity securities without readily determinable fair values held as of December 31, 2020, since the adoption of ASU 2016-01 on January 1, 2018 through December 31, 2020, were $2.1 million. For the year ended December 31, 2020, there were no adjustments to the carrying value of equity securities without readily determinable fair values. For the years ended December 31, 2019 and 2018, we recognized impairments of $4.0 million and $2.1 million, respectively, which are included in “Other income (expense), net” in the accompanying consolidated statement of operations.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Fair Value Measurements
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	December 31, 2020
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total Fair Value Measurements

	(In thousands)
Assets:
Cash equivalents:
Money market funds	$147,615	$—	$147,615
Time deposits	—	50,000	50,000
Total	$147,615	$50,000	$197,615

	December 31, 2019
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total Fair Value Measurements

	(In thousands)
Assets:
Cash equivalents:
Money market funds	$150,865	$—	$150,865
Time deposits	—	30,000	30,000
Total	$150,865	$30,000	$180,865
Financial instruments measured at fair value only for disclosure purposes
The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes.

	December 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value

	(In thousands)
Long-term debt, net (a)	$(3,840,930)	$(6,267,976)	$(3,240,016)	$(3,904,406)
______________________
(a)At December 31, 2020 and 2019, the carrying value of long-term debt, net includes unamortized original issue discount and debt issuance costs of $51.6 million and $52.5 million, respectively.
At December 31, 2020 and 2019, the fair value of long-term debt, net is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 7—LONG-TERM DEBT, NET
Long-term debt, net consists of:

	December 31,
	2020	2019

	(In thousands)
Credit Facility due February 13, 2025	$—	$—
Term Loan due February 13, 2027	425,000	425,000
6.375% Senior Notes (the “6.375% Senior Notes”)	—	400,000
5.00% Senior Notes due December 15, 2027 (the “5.00% Senior Notes”); interest payable each June 15 and December 15	450,000	450,000
4.625% Senior Notes due June 1, 2028 (the “4.625% Senior Notes”); interest payable each June 1 and December 1	500,000	—
5.625% Senior Notes due February 15, 2029 (the “5.625% Senior Notes”); interest payable each February 15 and August 15	350,000	350,000
4.125% Senior Notes due August 1, 2030 (the “4.125% Senior Notes”); interest payable each February 1 and August 1	500,000	—
0.875% Exchangeable Senior Notes due October 1, 2022 (the “2022 Exchangeable Notes”); interest payable each April 1 and October 1	517,500	517,500
0.875% Exchangeable Senior Notes due June 15, 2026 (the “2026 Exchangeable Notes”); interest payable each June 15 and December 15	575,000	575,000
2.00% Exchangeable Senior Notes due January 15, 2030 (the “2030 Exchangeable Notes”); interest payable each January 15 and July 15	575,000	575,000
Total long-term debt	3,892,500	3,292,500
Less: Unamortized original issue discount	6,029	6,283
Less: Unamortized debt issuance costs	45,541	46,201
Total long-term debt, net	$3,840,930	$3,240,016
Term Loan and Credit Facility
In connection with the Separation, Former Match Group was merged into and with MG Holdings II. MG Holdings II replaced Former Match Group as borrower under the Credit Agreement and assumed its obligations thereunder and under the Term Loan and Credit Facility, as successor to Former Match Group.
MG Holdings II, an indirect wholly-owned subsidiary of the Company, entered into the Term Loan under a credit agreement (the “Credit Agreement”) on November 16, 2015. On February 13, 2020, the Term Loan was amended to reprice the outstanding balance to LIBOR plus 1.75% and extend its maturity from November 16, 2022 to February 13, 2027. Additionally, the amendment provided for a benchmark replacement should the LIBOR rate not be available in the future. The rate used would be agreed to between the administrative agent and the Company and may be based upon a secured overnight financing rate at the Federal Reserve Bank of New York. Additional information about the benchmark replacement can be found in Amendment No. 6 to the Credit Agreement. At both December 31, 2020 and December 31, 2019, the outstanding balance on the Term Loan was $425 million and the interest rate of the Term Loan was 1.96% and 4.44% as of those dates, respectively. Interest payments are due at least quarterly through the term of the loan. The Term Loan provides for annual principal payments as part of an excess cash flow sweep provision, the amount of which, if any, is governed by the secured net leverage ratio contained in the Credit Agreement.
On February 13, 2020, the Credit Facility was amended to, among other things, increase the available borrowing capacity from $500 million to $750 million, reduce interest rate margins by 0.125%, and extend its maturity to February 13, 2025. At December 31, 2020 and December 31, 2019, there were no outstanding borrowings under the Credit Facility. At December 31, 2020, there were letters of credit of $0.2 million outstanding. At December 31, 2020, we had $749.8 million available under the Credit Facility. No letters of credit

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
were outstanding at December 31, 2019. The annual commitment fee on undrawn funds, which was 25 basis points as of December 31, 2020, is based on the current leverage ratio. Borrowings under the Credit Facility bear interest, at MG Holdings II’s option, at a base rate or LIBOR, in each case plus an applicable margin, based on MG Holdings II’s consolidated net leverage ratio. The terms of the Credit Facility require MG Holdings II to maintain a consolidated net leverage ratio of not more than 5.0 to 1.0.
The Credit Facility and Term Loan contain covenants that would limit the ability of MG Holdings II to pay dividends, make distributions, or repurchase MG Holdings II’s stock in the event MG Holdings II’s secured net leverage ratio exceeds 2.0 to 1.0, while the Term Loan remains outstanding and, thereafter, if MG Holdings II’s consolidated net leverage ratio exceeds 4.0 to 1.0, or in the event a default has occurred. There are additional covenants under these debt agreements that limit the ability of MG Holdings II and its subsidiaries to, among other things, incur indebtedness, pay dividends or make distributions. Obligations under the Credit Facility and Term Loan are unconditionally guaranteed by certain MG Holdings II wholly-owned domestic subsidiaries and are also secured by the stock of certain MG Holdings II domestic and foreign subsidiaries. The Term Loan and outstanding borrowings, if any, under the Credit Facility rank equally with each other, and have priority over the Senior Notes to the extent of the value of the assets securing the borrowings under the Credit Agreement.
Senior Notes
In connection with the Separation on June 30, 2020, MG Holdings II replaced the Former Match Group as issuer of each of the Senior Notes and assumed its obligations thereunder and under the indentures governing each of the Senior Notes, respectively, as successor to Former Match Group.
The 4.625% Senior Notes were issued on May 19, 2020. The proceeds from these notes were used to redeem the outstanding 6.375% Senior Notes, to pay expenses associated with the offering, and for general corporate purposes. At any time prior to June 1, 2023, these notes may be redeemed at a redemption price equal to the sum of the principal amount, plus accrued and unpaid interest and a make-whole premium set forth in the indenture governing the notes. Thereafter, these notes may be redeemed at redemption prices set forth in the indenture governing the notes, together with accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Beginning June 1,	Percentage
2023	102.313%
2024	101.156%
2025 and thereafter	100.000%
The 4.125% Senior Notes were issued on February 11, 2020. The proceeds from these notes were used to fund a portion of the $3.00 per common share of Former Match Group that was payable in connection with the Separation. At any time prior to May 1, 2025, these notes may be redeemed at a redemption price equal to the sum of the principal amount, plus accrued and unpaid interest and a make-whole premium set forth in the indenture governing the notes. Thereafter, these notes may be redeemed at redemption prices set forth in the indenture governing the notes, together with accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Beginning May 1,	Percentage
2025	102.063%
2026	101.375%
2027	100.688%
2028 and thereafter	100.000%

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The 5.625% Senior Notes were issued on February 15, 2019. The proceeds from these notes were used to repay outstanding borrowings under the Credit Facility, to pay expenses associated with the offering, and for general corporate purposes. At any time prior to February 15, 2024, these notes may be redeemed at a redemption price equal to the sum of the principal amount, plus accrued and unpaid interest and a make-whole premium set forth in the indenture governing the notes. Thereafter, these notes may be redeemed at redemption prices set forth below, together with accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Beginning February 15,	Percentage
2024	102.813%
2025	101.875%
2026	100.938%
2027 and thereafter	100.000%
The 5.00% Senior Notes were issued on December 4, 2017. The proceeds, along with cash on hand, were used to redeem then outstanding senior notes and pay the related call premium. At any time prior to December 15, 2022, these notes may be redeemed at a redemption price equal to the sum of the principal amount, plus accrued and unpaid interest and a make-whole premium set forth in the indenture governing the notes. Thereafter, these notes may be redeemed at the redemption prices set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Beginning December 15,	Percentage
2022	102.500%
2023	101.667%
2024	100.833%
2025 and thereafter	100.000%
The 6.375% Senior Notes were redeemed on June 11, 2020 with proceeds from the 4.625% Senior Notes. The related call premium of $12.8 million and $2.9 million of unamortized original issue discount and debt issuance costs related to the 6.375% Senior Notes are included in “Other (expense) income, net” in the consolidated statement of operations for the year ended December 31, 2020.
The indentures governing the 5.00% Senior Note contain covenants that would limit MG Holdings II’s ability to pay dividends or to make distributions and repurchase or redeem MG Holdings II’s stock in the event a default has occurred or MG Holdings II’s consolidated leverage ratio (as defined in the indentures) exceeds 5.0 to 1.0. At December 31, 2020, there were no limitations pursuant thereto. There are additional covenants in those indentures that limit the ability of MG Holdings II and its subsidiaries to, among other things, (i) incur indebtedness, make investments, or sell assets in the event MG Holdings II is not in compliance with certain financial ratios set forth therein, and (ii) incur liens, enter into agreements restricting the ability of MG Holdings II’s subsidiaries to pay dividends, enter into transactions with affiliates and consolidate, merge or sell substantially all of their assets. The indentures governing the 4.125%, 4.625%, and 5.625% Senior Notes are less restrictive than the indentures governing the 5.00% Senior Notes and generally only limit MG Holdings II’s and its subsidiaries’ ability to, among other things, create liens on assets, and our ability to consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.
The Senior Notes all rank equally in right of payment.
Exchangeable Notes
During 2017, Match Group FinanceCo, Inc., a direct, wholly-owned subsidiary of the Company, issued $517.5 million aggregate principal amount of its 2022 Exchangeable Notes. During 2019, Match Group FinanceCo 2, Inc. and Match Group FinanceCo 3, Inc., direct, wholly-owned subsidiaries of the Company, issued

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
$575.0 million aggregate principal amount of its 2026 Exchangeable Notes and $575.0 million aggregate principal amount of its 2030 Exchangeable Notes, respectively.
The 2022, 2026, and 2030 Exchangeable Notes (collectively the “Exchangeable Notes”) are guaranteed by the Company but are not guaranteed by MG Holdings II or any of its subsidiaries.
Following the Separation, the number of shares of the Company’s common stock into which each $1,000 of principal of the Exchangeable Notes is exchangeable and the approximate equivalent exchange price per share were adjusted under the terms of each of the respective Exchangeable Notes to reflect the conversion of each from Former IAC amounts to Match Group amounts. The following table presents details of the exchangeable features under the amended Match Group terms:

	Number of shares of the Company’s Common Stock into which each $1,000 of Principal of the Exchangeable Notes is Exchangeable(a)	Approximate Equivalent Exchange Price per Share(a)	Exchangeable Date
2022 Exchangeable Notes	22.7331	$43.99	July 1, 2022
2026 Exchangeable Notes	11.4259	$87.52	March 15, 2026
2030 Exchangeable Notes	11.8739	$84.22	October 15, 2029
______________________
(a)Subject to adjustment upon the occurrence of specified events.
The Exchangeable Notes are exchangeable under the following circumstances:
(1) during any calendar quarter (and only during such calendar quarter), if the last reported sale price of the Company's common stock for at least 20 trading days during the period of 30 consecutive trading days during the immediately preceding calendar quarter is greater than or equal to 130% of the exchange price on each applicable trading day;
(2) during the five-business day period after any five-consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company's common stock and the exchange rate on each such trading day;
(3) if the issuer calls the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or
(4) upon the occurrence of specified corporate events as further described under the indentures governing the respective Exchangeable Notes.
On or after the respective exchangeable dates noted in the table above, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may exchange all or any portion of their Exchangeable Notes regardless of the foregoing conditions. Upon exchange, the Company, in its sole discretion, has the option to settle the Exchangeable Notes with any of the three following alternatives: (1) shares of the Company’s common stock, (2) cash or (3) a combination of cash and shares of the Company's common stock. It is the Company’s intention to settle the Exchangeable Notes with cash equal to the face amount of the notes upon exchange. Any dilution arising from the 2022, 2026, and 2030 Exchangeable Notes would be mitigated by the 2022, 2026, and 2030 Exchangeable Notes Hedges, respectively.
The Company’s 2022, 2026, and 2030 Exchangeable Notes were exchangeable as of December 31, 2020; during the three and twelve months ended December 31, 2020, no notes were exchanged.
The following table presents the if-converted value that exceeded the principal of each note based on the Company’s stock price December 31, 2020 and December 31, 2019, respectively. The amounts for December 31, 2020 represent the exchange occurring under the Match Group terms and for December 31, 2019 represent the

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
exchange occurring under Former IAC terms.

	December 31, 2020	December 31, 2019

	(In millions)
2022 Exchangeable Notes	$1,261.2	$329.6
2026 Exchangeable Notes	$418.3	N/A
2030 Exchangeable Notes	$457.2	N/A
Additionally, each of Match Group FinanceCo 2, Inc. and Match Group FinanceCo 3, Inc. may redeem for cash all or any portion of its applicable notes, at its option, on or after June 20, 2023 and July 20, 2026, respectively, if the last reported sale price of the common stock underlying the respective notes has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive), including at least one of the five trading days immediately preceding the date on which the notice of redemption is provided, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the applicable issuer provides notice of redemption, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
The Company separately accounts for the debt and equity components of the Exchangeable Notes, and therefore, the Company recorded an original issue discount and corresponding increase to additional paid-in capital, which is the fair value attributed to the exchange feature of each series of debt at issuance. The Company is amortizing the original issue discount and debt issuance costs utilizing the effective interest method over the life of the Exchangeable Notes. The effective interest rates for the 2022, 2026, and 2030 Exchangeable Notes are 1.6%, 1.2%, and 2.2%, respectively.
The following tables sets forth the components of the Exchangeable Notes:

	December 31, 2020
	2022 Exchangeable Notes	2026 Exchangeable Notes	2030 Exchangeable Notes

	(In thousands)
Liability component:
Principal	$517,500	$575,000	$575,000
Less: unamortized debt issuance costs	6,511	8,700	9,627
Net carrying value included in long-term debt, net	$510,989	$566,300	$565,373

	December 31, 2019
	2022 Exchangeable Notes	2026 Exchangeable Notes	2030 Exchangeable Notes

	(In thousands)
Liability component:
Principal	$517,500	$575,000	$575,000
Less: unamortized debt issuance costs	10,157	10,232	10,577
Net carrying value included in long-term debt, net	$507,343	$564,768	$564,423

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table sets forth interest expense recognized related to the Exchangeable Notes:

	Year Ended December 31, 2020
	2022 Exchangeable Notes	2026 Exchangeable Notes	2030 Exchangeable Notes

	(In thousands)
Contractual interest expense	$4,528	$5,031	$11,500
Amortization of debt issuance costs	3,646	1,533	950
Total interest expense recognized	$8,174	$6,564	$12,450

	Year Ended December 31, 2019
	2022 Exchangeable Notes	2026 Exchangeable Notes	2030 Exchangeable Notes

	(In thousands)
Contractual interest expense	$4,528	$2,963	$6,772
Amortization of debt issuance costs	3,578	897	550
Total interest expense recognized	$8,106	$3,860	$7,322

Year Ended December 31, 2018
2022 Exchangeable Notes

(In thousands)
Contractual interest expense	$4,528
Amortization of debt issuance costs	3,509
Total interest expense recognized	$8,037
Exchangeable Notes Hedge and Warrants
In connection with the Exchangeable Notes offerings, the Company purchased call options allowing the Company to purchase initially (subject to adjustment upon the occurrence of specified events) the same number of shares that would be issuable upon the exchange of the applicable Exchangeable Notes at the price per share set forth below (the “Exchangeable Notes Hedge”), and sold warrants allowing the counterparty to purchase (subject to adjustment upon the occurrence of specified events) shares at the per share price set forth below (the “Exchangeable Notes Warrants”).
The Exchangeable Notes Hedges are expected to reduce the potential dilutive effect on the Company’s common stock upon any exchange of notes and/or offset any cash payment Match Group FinanceCo, Inc., Match Group FinanceCo 2, Inc. or Match Group FinanceCo 3, Inc. is required to make in excess of the principal amount of the exchanged notes. The Exchangeable Notes Warrants have a dilutive effect on the Company’s common stock to the extent that the market price per share of the Company common stock exceeds their respective strike prices.
Following the Separation, the number of shares and the approximate equivalent exchange price per share for the related Exchangeable Notes Hedge were adjusted to reflect the conversion from Former IAC to Match Group. The Exchangeable Notes Warrants also had adjustments in the number of shares and strike price per share to reflect the conversion from Former IAC to Match Group. The following tables present details of the

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Exchangeable Notes Hedges and Warrants under the amended Match Group terms:

	Number of Shares(a)	Approximate Equivalent Exchange Price per Share(a)

	(Shares in millions)
2022 Exchangeable Notes Hedge	11.8	$43.99
2026 Exchangeable Notes Hedge	6.6	$87.52
2030 Exchangeable Notes Hedge	6.8	$84.22

	Number of Shares(a)	Weighted Average Strike Price per Share(a)

	(Shares in millions)
2022 Exchangeable Notes Warrants	11.8	$68.22
2026 Exchangeable Notes Warrants	6.6	$134.76
2030 Exchangeable Notes Warrants	6.8	$134.82
______________________
(a)Subject to adjustment upon the occurrence of specified events.
Long-term debt maturities

Years Ending December 31,	(In thousands)
2022	$517,500
2026	575,000
2027	875,000
2028	500,000
2029	350,000
2030	1,075,000
Total	3,892,500
Less: Unamortized original issue discount	6,029
Less: Unamortized debt issuance costs	45,541
Total long-term debt, net	$3,840,930

NOTE 8—SHAREHOLDERS’ EQUITY
Description of Common Stock
Holders of Match Group common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Match Group common stock are entitled to receive, share for share, such dividends as may be declared by Match Group’s Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to receive ratably the assets available for distribution to stockholders after payment of all liabilities.
Reserved Common Shares
In connection with equity compensation plans, the Exchangeable Notes, and warrants, 95.9 million shares of Match Group common stock are reserved at December 31, 2020.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Retirement of Treasury Stock
On June 30, 2020, prior to the Separation, Former IAC retired all Former IAC common stock and Class B common stock then held in treasury. There are no shares of common stock held in treasury at December 31, 2020.
Preferred Stock
The Company has authorized 100,000,000 shares, $0.01 par value per share, of preferred stock. No shares have been issued under this authorization.
Series of equity transactions related to the Separation of Former IAC
Upon the consummation of the Separation, holders of Former IAC common stock exchanged each share of common stock for (i) one share of Series 1 Mandatorily Exchangeable Preferred Stock, which was immediately exchanged for one share of IAC common stock and then retired; and (ii) 2.1584 shares of Match Group common stock, par value $0.001 per share.
Upon the consummation of the Separation, holders of Former IAC Class B common stock exchanged each share of Class B common stock for (i) one share of Series 2 Mandatorily Exchangeable Preferred Stock, which was immediately exchanged for one share of IAC Class B common stock and then retired; and (ii) 2.1584 shares of Match Group common stock, par value $0.001 per share.
Issuance of Common Stock
In July 2020, in connection with the Separation, Former IAC closed the sale of an additional 17.3 million newly issued Match Group common shares. The proceeds of $1.4 billion, net of associated fees, were transferred directly to IAC.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 9—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive (loss) income and items reclassified out of accumulated other comprehensive loss into earnings.

	Year Ended December 31, 2020
	Foreign Currency Translation Adjustment	Unrealized (Loss) Gain on Available-For-Sale Security	Accumulated Other Comprehensive (Loss) Income

	(In thousands)
Balance at January 1	$(136,349)	$—	$(136,349)
Other comprehensive income (loss) before reclassifications	40,655	(1)	40,654
Amounts reclassified into earnings	(168)	—	(168)
Net current period other comprehensive income (loss)	40,487	(1)	40,486
Allocation of accumulated other comprehensive loss related to the noncontrolling interests	628	—	628
Separation of IAC	13,780	1	13,781
Balance at December 31	$(81,454)	$—	$(81,454)

	Year Ended December 31, 2019
	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Available-For-Sale Security	Accumulated Other Comprehensive (Loss) Income

	(In thousands)
Balance at January 1	$(128,726)	$4	$(128,722)
Other comprehensive loss	(7,938)	(4)	(7,942)
Net period other comprehensive loss	(7,938)	(4)	(7,942)
Allocation of accumulated other comprehensive loss related to the noncontrolling interests	315	—	315
Balance at December 31	$(136,349)	$—	$(136,349)

	Year Ended December 31, 2018
	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Available-For-Sale Security	Accumulated Other Comprehensive (Loss) Income

	(In thousands)
Balance at January 1	$(103,568)	$—	$(103,568)
Other comprehensive (loss) income before reclassifications	(25,230)	4	(25,226)
Amounts reclassified into earnings	(52)	—	(52)
Net period other comprehensive (loss) income	(25,282)	4	(25,278)
Allocation of accumulated other comprehensive loss related to the noncontrolling interests	124	—	124
Balance at December 31	$(128,726)	$4	$(128,722)
At December 31, 2020, 2019 and 2018, there was no tax benefit or provision on the accumulated other comprehensive loss.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 10—EARNINGS PER SHARE
As a result of the Separation, weighted average basic and dilutive shares outstanding for all periods prior to the Separation reflect the share position of Former IAC multiplied by the Separation exchange ratio of 2.1584. The following table sets forth the computation of the basic and diluted earnings per share attributable to Match Group shareholders:

	Years Ended December 31,
	2020		2019		2018
	Basic	Diluted	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$587,679	$587,679	$517,340	$517,340	$461,053	$461,053
Net earnings attributable to noncontrolling interests	(59,599)	(59,599)	(103,401)	(103,401)	(85,187)	(85,187)
Impact from subsidiaries' dilutive securities of continuing operations(a)	—	(9,999)	—	(25,997)	—	(24,783)
Interest on dilutive Exchangeable Notes, net of income tax(b)	—	16,300	—	5,791	—	3,500
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$528,080	$534,381	$413,939	$393,733	$375,866	$354,583

(Loss) earnings from discontinued operations, net of tax	$(366,070)	$(366,070)	$49,187	$49,187	$306,643	$306,643
Net loss (earnings) attributable to noncontrolling interests of discontinued operations	319	319	(9,288)	(9,288)	(45,599)	(45,599)
Impact from subsidiaries’ dilutive securities of discontinued operations(a)	—	(240)	—	(67)	—	(445)
Net (loss) earnings from discontinued operations attributable to shareholders	(365,751)	(365,991)	39,899	39,832	261,044	260,599
Net earnings attributable to Match Group, Inc. shareholders	$162,329	$168,390	$453,838	$433,565	$636,910	$615,182

Denominator
Weighted average basic shares outstanding	223,433	223,433	181,869	181,869	180,025	180,025
Dilutive securities(a)(c)(d)	—	12,157	—	10,129	—	16,409
Dilutive shares from Exchangeable Notes, if-converted(b)	—	20,430	—	9,784	—	7,340
Denominator for earnings per share—weighted average shares(a)(c)(d)	223,433	256,020	181,869	201,782	180,025	203,774

Earnings (loss) per share:
Earnings per share from continuing operations	$2.36	$2.09	$2.28	$1.95	$2.09	$1.74
(Loss) earnings per share from discontinued operations, net of tax	$(1.64)	$(1.43)	$0.22	$0.20	$1.45	$1.28
Earnings per share attributable to Match Group, Inc. shareholders	$0.73	$0.66	$2.50	$2.15	$3.54	$3.02
______________________

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(a)Prior to the Separation, Former IAC had the option to settle certain Former Match Group and ANGI Homeservices (“ANGI”) stock-based awards with Former IAC shares. For the period prior to the Separation in the year ended December 31, 2020, for continuing operations it was more dilutive for Former Match Group to settle certain Former Match Group equity awards; and for discontinued operations it was more dilutive for ANGI to settle certain ANGI equity awards. For the year ended December 31, 2019, for continuing operations it was more dilutive for Former Match Group to settle certain Former Match Group equity awards; and for discontinued operations, it was more dilutive for Former IAC to settle certain ANGI equity awards. For the year ended December 31, 2018, for continuing operations it was more dilutive for Former IAC to settle certain Former Match Group equity awards; and for discontinued operations it was more dilutive for Former IAC to settle certain ANGI equity awards.
(b)The Company uses the if-converted method for calculating the dilutive impact of the outstanding Exchangeable Notes. For the year ended December 31, 2020, the Company adjusted net earnings from continuing operations attributable to Match Group, Inc. shareholders for the cash interest expense, net of income taxes, incurred on the 2022, 2026, and 2030 Exchangeable Notes and dilutive shares were included for the same set of notes at the Match Group exchange rates. For the year ended December 31, 2019, the Company adjusted net earnings from continuing operations attributable to Match Group, Inc. shareholders for the cash interest expense, net of income taxes, incurred on the 2022 and 2026 Exchangeable Notes and dilutive shares were included for the same set of notes at the Former IAC exchange rates multiplied by the Separation exchange ratio. For the year ended December 31, 2019 the 2030 Exchangeable Notes were not more dilutive under the if-converted method and therefore the weighted average 2.5 million shares related to the 2030 Exchangeable Notes are excluded from dilutive securities. For the year ended December 31, 2018, the Company adjusted net earnings from continuing operations attributable to Match Group, Inc. shareholders for the cash interest expense, net of income taxes, incurred on the 2022 Exchangeable Notes and dilutive shares were included for the same set of notes at the Former IAC exchange rates multiplied by the Separation exchange ratio.
(c)If the effect is dilutive, weighted average common shares outstanding include the incremental shares that would be issued upon the assumed exercise of stock options, warrants, and subsidiary denominated equity; and vesting of restricted stock units. For the years ended December 31, 2020, 2019, and 2018, 13.4 million, 15.7 million and 7.5 million potentially dilutive securities, respectively, are excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive.
(d)Market-based awards and performance-based stock units (“PSUs”) are considered contingently issuable shares. Shares issuable upon exercise or vesting of market-based awards and PSUs are included in the denominator for earnings per share if (i) the applicable market or performance condition(s) has been met and (ii) the inclusion of the market-based awards and PSUs is dilutive for the respective reporting periods. For the years ended December 31, 2020, 2019, and 2018, 0.4 million, 0.4 million, and 0.2 million market-based awards and PSUs, respectively, were excluded from the calculation of diluted earnings per share because the market or performance conditions had not been met.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 11—STOCK-BASED COMPENSATION
The Company currently has three active stock and annual incentive plans; two Former Match Group plans were assumed as part of the Separation (the 2015 and 2017 plans) and another plan was approved by shareholders on June 25, 2020 (the 2020 plan). The 2015 and 2017 plans cover stock options to acquire shares of Match Group common stock, RSUs, and stock settled stock appreciation rights denominated in the equity of certain of our subsidiaries, in each case with respect to awards previously granted by Former Match Group prior to the Separation, as well as provide for the future grant of equity awards by the Company. The 2015 and 2017 plans authorize the Company to grant awards to its employees, officers, directors and consultants. At December 31, 2020, there were 33.6 million shares available for the future grant of equity awards under the 2015 and 2017 plans collectively. The 2020 plan covers options previously granted by Former IAC that converted into Match Group options as a result of the Separation; no additional grants can be made from this plan.
The 2015 and 2017 plans have a stated term of ten years and provide that the exercise price of stock options granted will not be less than the market price of the Company’s common stock on the grant date. Neither plan specifies grant dates or vesting schedules of awards as those determinations have been delegated to the Compensation and Human Resources Committee of Match Group’s Board of Directors (the “Committee”). Each grant agreement reflects the vesting schedule for that particular grant as determined by the Committee. Stock options outstanding will generally vest in four equal annual installments over a four-year period. RSUs outstanding generally vest over a three- or four-year period. Market-based awards outstanding generally vest over a two- to four-year period.
Stock-based compensation expense recognized in the consolidated statement of operations includes expense related to the Company’s stock options and RSUs, market-based RSUs and PSUs for which vesting is considered probable, equity instruments denominated in shares of subsidiaries, and instruments previously issued by Former IAC denominated in stock options, RSUs, and market-based awards of IAC held by Match Group employees. The amount of stock-based compensation expense recognized is net of estimated forfeitures, as the expense recorded is based on awards that are ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. At December 31, 2020, there is $142.5 million of unrecognized compensation cost, net of estimated forfeitures, related to all outstanding equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.3 years.
The total income tax benefit recognized in the accompanying consolidated statement of operations for the years ended December 31, 2020, 2019 and 2018 related to all stock-based compensation is $136.6 million, $110.4 million and $107.2 million, respectively.
The aggregate income tax benefit recognized related to the exercise of stock options for the years ended December 31, 2020, 2019, and 2018 is $105.5 million, $73.4 million, and $103.3 million, respectively. As the Company is currently in a NOL position there will be some delay in the timing of the realization of cash benefit of income tax deductions related to stock-based compensation because it will be dependent upon the amount and timing of future taxable income and the timing of estimated income tax payments.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Stock Options
Stock options outstanding at December 31, 2020 and changes during the year ended December 31, 2020 are as follows:

	December 31, 2020
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value

	(Shares and intrinsic value in thousands)
Former IAC options outstanding at January 1, 2020	4,887	$64.63
Activity between January 1, 2020 and June 30, 2020
Exercised	(380)	51.73
Forfeited	(10)	65.22
Former IAC options outstanding at June 30, 2020 prior to the Separation adjustment	4,497	65.72
Options outstanding as of June 30, 2020 representing Former IAC options converted into Match Group options in conjunction with the Separation(a)	9,707	21.14
Assumption of the 2015 and 2017 plans of the Former Match Group	5,744	16.77
Outstanding at June 30, 2020 after Separation adjustment and adoption of the 2015 and 2017 plans of Former Match Group	15,451	19.52
Activity between July 1, 2020 and December 31, 2020
Exercised	(7,955)	19.53
Forfeited	(67)	22.43
Expired	(4)	14.79
Outstanding at December 31, 2020	7,425	$19.48	5.7	$977,957
Options exercisable	5,411	$19.03	5.4	$715,083
______________________
(a)Immediately prior to the Separation, the vesting of all outstanding, unvested Former IAC stock options was accelerated, and all Former IAC options outstanding were converted into IAC options and Match Group options pursuant to the Employee Matters Agreement entered into on June 30, 2020 between Match Group and IAC. Each Former IAC option outstanding converted into (i) one IAC stock option; and (ii) 2.1584 Match Group stock options, which are reflected here. The exercise price of each Former IAC option was allocated between the newly created options of IAC and Match Group based on the relative value of IAC and Match Group, respectively, to the Former IAC value at the close of business on the day of Separation.
The aggregate intrinsic value in the table above represents the difference between Match Group’s closing stock price on the last trading day of 2020 and the exercise price, multiplied by the number of in-the-money options that would have been exercised had option holders exercised their options on December 31, 2020. The total intrinsic value of stock options exercised during the period from July 1, 2020 to December 31, 2020 is $737.9 million.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
In connection with the Separation, Match Group assumed all outstanding Former Match Group stock options on the same terms and conditions (including applicable vesting requirements). Each assumed option was adjusted to reflect the $3.00 per share merger consideration paid to Former Match Group stockholders in connection with the Separation.
The following table summarizes the information about stock options outstanding and exercisable at December 31, 2020:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at December 31, 2020	Weighted- Average Remaining Contractual Life in Years	Weighted-Average Exercise Price	Exercisable at December 31, 2020	Weighted- Average Remaining Contractual Life in Years	Weighted-Average Exercise Price

	(Shares in thousands)
$0.01 to $10.00	1,105	5.3	$8.57	1,079	5.3	$8.56
$10.01 to $20.00	2,633	5.7	15.12	1,559	5.4	14.35
$20.01 to $30.00	3,345	5.7	24.20	2,570	5.4	24.11
$30.01 to $50.00	342	7.1	42.18	203	7.2	46.30
	7,425	5.7	$19.48	5,411	5.4	$19.03
There were no stock options granted by the Company during the years ended December 31, 2020 and 2019.
Cash received from Match Group stock option exercises for the period between July 1, 2020 and December 31, 2020 was $155.4 million. No cash was received from stock option exercises for the year ended December 31, 2019 and the period from January 1, 2020 to June 30, 2020. The Company discontinued the practice of net settling options as of July 1, 2020.
Restricted Stock Units, Performance-Based Stock Units, and Market-Based Awards
RSUs, PSUs, and market-based awards are awards in the form of phantom shares or units denominated in a hypothetical equivalent number of shares of Match Group common stock and with the value of each RSU and PSU equal to the fair value of Match Group common stock at the date of grant. For market-based awards, the grant date fair value was estimated using a lattice model that incorporates a Monte Carlo simulation of the valuation of a wholly-owned business. Each RSU, PSU, and market-based award grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. PSUs also include performance-based vesting conditions, where certain performance targets set at the time of grant must be achieved before an award vests. The number of market-based awards that ultimately vest is based on a valuation of a wholly-owned business. For RSU grants, the expense is measured at the grant date as the fair value of Match Group common stock and expensed as stock-based compensation over the vesting term. For PSU grants, the expense is measured at the grant date as the fair value of Match Group common stock and expensed as stock-based compensation over the vesting term if the performance targets are considered probable of being achieved.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Unvested RSUs, PSUs, and market-based awards outstanding at December 31, 2020 and changes during the year ended December 31, 2020 are as follows:

	RSUs		PSUs		Market-based awards
	Number of shares	Weighted Average Grant Date Fair Value	Number of shares(a)	Weighted Average Grant Date Fair Value	Number of shares(a)	Weighted Average Grant Date Fair Value

	(Shares in thousands)
Unvested at January 1, 2020	202	$132.37	—	$—	159	$153.43
Activity between January 1, 2020 and June 30, 2020
Granted	8	295.37	—	—	—	—
Vested	(78)	104.62	—	—	(53)	167.32
Forfeited	(3)	222.34	—	—	—	—
Converted to IAC awards, no longer outstanding at Match Group due to Separation	(129)	158.27	—	—	(106)	146.49
Assumption of the 2015 and 2017 plans of the Former Match Group	3,464	58.52	355	53.00	912	21.11
Activity between July 1, 2020 and December 31, 2020
Granted	277	106.17	195	102.70	—	—
Vested	(304)	48.80	—	—	(111)	22.56
Forfeited	(138)	67.99	—	—	(65)	23.84
Expired	—	—	—	—	(22)	23.35
Unvested at December 31, 2020	3,299	$63.02	550	$74.59	714	$19.34
______________________
(a)Represents the maximum shares issuable.
All RSUs, PSUs, and market-based awards outstanding immediately prior to the Separation were converted to IAC awards. All expense, income tax benefits, and cash flow activity related to these awards is included in discontinued operations.
The weighted average fair value of RSUs and PSUs granted during the period between July 1, 2020 and December 31, 2020, based on market prices of Match Group’s common stock on the grant date, was $104.74. The total fair value of RSUs that vested during the period between July 1, 2020 and December 31, 2020 was $14.8 million. No PSUs vested during the period between July, 1, 2020 and December 31, 2020.
There were no market-based awards granted during the period between July 1, 2020 and December 31, 2020. The total fair value of market-based awards that vested during the period between July 1, 2020 and December 31, 2020 was $2.5 million.
In connection with the Separation, Match Group assumed the Former Match Group outstanding RSUs, PSUs, and Market-based awards on the same terms and conditions (including applicable vesting requirements). Each assumed RSU, PSU, and Market-based award was adjusted to reflect the same adjustment Former Match Group stockholders received if they elected a fractional stock election instead of the $3.00 cash election in conjunction with the Separation.
Equity Instruments Denominated in Shares of Certain Subsidiaries
The Company has granted stock settled stock appreciation rights denominated in the equity of certain non-publicly traded subsidiaries to employees and management of those subsidiaries. These equity awards vest over a specified period of time or upon the occurrence of certain specified events. The value of the stock settled stock

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
appreciation rights is based on the equity value of these subsidiaries. Accordingly, these awards only have value to the extent the relevant business appreciates in value above the initial value utilized to determine the exercise price. These awards can have significant value in the event of significant appreciation. The fair value of the common stock of these subsidiaries is generally determined through a third-party valuation pursuant to the terms of the respective subsidiary equity plan. These equity awards are settled on a net basis, with the award holder entitled to receive a payment in shares of Match Group common stock with a total value equal to the intrinsic value of the award at exercise. The number of shares of Match Group common stock ultimately needed to settle these awards may vary significantly from the estimated number below as a result of movements in our stock price and/or a determination of fair value of the relevant subsidiary that differs from our estimate. The expense associated with these equity awards is initially measured at fair value at the grant date and is expensed as stock-based compensation over the vesting term. At December 31, 2020, the number of shares of Match Group common stock that would be required to settle these awards at current estimated fair values, including vested and unvested awards is 0.5 million shares.
Capitalization of Stock-Based Compensation
For the year ended December 31, 2020, $5.1 million of stock-based compensation was capitalized related to internal use software development. No amounts were capitalized for the years ended December 31, 2019 and 2018.
Modifications of awards
During the years ended December 31, 2020, 2019 and 2018, the Company modified certain equity awards and recognized modification charges in continuing operations of $21.2 million, $7.1 million and $3.2 million, respectively.
NOTE 12—GEOGRAPHIC INFORMATION
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Revenue
United States	$1,121,957	$972,747	$872,977
All other countries	1,269,312	1,078,511	856,873
Total	$2,391,269	$2,051,258	$1,729,850
The United States is the only country from which revenue is greater than 10 percent of total revenue.

	December 31,
	2020	2019

	(In thousands)
Long-lived assets (excluding goodwill and intangible assets)
United States	$91,683	$83,630
All other countries	16,116	17,435
Total	$107,799	$101,065
The United States is the only country from which long-lived assets (excluding goodwill and intangible assets) is greater than 10 percent of total long-lived assets (excluding goodwill and intangible assets).

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 13—LEASES
The Company leases office space, data center facilities, and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses. One of these lease agreements relates to a property owned by IAC. See “Note 15—Related Party Transactions” for additional information on the intercompany lease agreement.
ROU assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the present value of the Company’s obligation to make payments arising from leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company’s incremental borrowing rates on the lease commencement date or January 1, 2019 for leases that commenced prior to that date. The Company combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the options. Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by ASC 842, leases with an initial term of twelve months or less (“short-term leases”) are not recorded on the accompanying consolidated balance sheet.
Variable lease payments consist primarily of common area maintenance, utilities, and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Leases	Balance Sheet Classification	December 31, 2020	December 31, 2019
		(In thousands)
Assets:
Right-of-use assets	Right-of-use assets	$85,009	$34,448

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$7,143	$9,674
Long-term lease liabilities	Other long-term liabilities	83,489	25,985
Total lease liabilities		$90,632	$35,659

Lease Cost	Income Statement Classification	Year Ended December 31, 2020	Year Ended December 31, 2019

		(In thousands)
Fixed lease cost	Cost of revenue	$3,215	$3,560
Fixed lease cost	General and administrative expense	15,548	12,638
Total fixed lease cost(a)		18,763	16,198

Variable lease cost	Cost of revenue	312	358
Variable lease cost	General and administrative expense	2,882	2,248
Total variable lease cost		3,194	2,606
Net lease cost		$21,957	$18,804
______________________
(a)Includes approximately $2.7 million and $3.0 million of short-term lease cost, and $1.2 million and $0.8 million of sublease income, for the years ended December 31, 2020 and December 31, 2019, respectively.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Maturities of lease liabilities as of December 31, 2020:

(In thousands)
2021	$14,806
2022	12,776
2023	10,037
2024	9,054
2025	9,118
After 2024	62,458
Total	118,249
Less: Interest	(21,882)
Less: Tenant improvement receivables	(5,735)
Present value of lease liabilities	$90,632
The following are the weighted average assumptions used for lease term and discount rate:

	December 31, 2020	December 31, 2019
Remaining lease term	10.6 years	4.0 years
Discount rate	3.80%	5.05%

	Year Ended December 31, 2020	Year Ended December 31, 2019

	(In thousands)
Other information:
Right-of-use assets obtained in exchange for lease liabilities	$69,886	$4,720
Cash paid for amounts included in the measurement of lease liabilities	$14,809	$15,725

NOTE 14—COMMITMENTS AND CONTINGENCIES
Commitments
The Company has funding commitments in the form of purchase obligations and surety bonds. The purchase obligations due in less than one year are $54.0 million, the purchase obligations due between one and three years are $9.0 million, and purchase obligations due between three and five years are $12.0 million, for a total of $75.0 million in purchase obligations. The purchase obligations primarily relate to web hosting services. Letters of credit and surety bonds totaling $0.2 million are currently outstanding as of December 31, 2020.
Contingencies
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where we believe an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against us, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. The Company also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See “Note 3—Income Taxes” for additional information related to income tax contingencies.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Pursuant to the Transaction Agreement, we have agreed to indemnify IAC for matters relating to any business of Former Match Group, including indemnifying IAC for costs related to the matters described below.
The official names of legal proceedings in the descriptions below (shown in italics) reflect the original names of the parties when the proceedings were filed as opposed to the current names of the parties following the separation of Match Group and IAC.
Tinder Optionholder Litigation Against Former Match Group and Match Group
On August 14, 2018, ten then-current and former employees of Match Group, LLC or Tinder, Inc. (“Tinder”), a former subsidiary of Former Match Group, filed a lawsuit in New York state court against Former Match Group and Match Group. See Sean Rad et al. v. IAC/InterActiveCorp and Match Group, Inc., No. 654038/2018 (Supreme Court, New York County). The complaint alleges that in 2017, the defendants: (i) wrongfully interfered with a contractually established process for the independent valuation of Tinder by certain investment banks, resulting in a substantial undervaluation of Tinder and a consequent underpayment to the plaintiffs upon exercise of their Tinder stock options, and (ii) then wrongfully merged Tinder into Former Match Group, thereby depriving certain of the plaintiffs of their contractual right to later valuations of Tinder on a stand-alone basis. The complaint asserts claims for breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, interference with contractual relations (as against Former Match Group only), and interference with prospective economic advantage, and seeks compensatory damages in the amount of at least $2 billion, as well as punitive damages. On August 31, 2018, four plaintiffs who were still employed by Former Match Group filed a notice of discontinuance of their claims without prejudice, leaving the six former employees as the remaining plaintiffs. On June 13, 2019, the court issued a decision and order granting defendants’ motion to dismiss the claims for breach of the implied covenant of good faith and fair dealing and for unjust enrichments, as well as the merger-related claim for breach of contract as to two of the remaining six plaintiffs, and otherwise denying defendants’ motion to dismiss. On July 13, 2020, the four former plaintiffs filed arbitration demands with the American Arbitration Association asserting the same valuation claims and on September 3, 2020, the four arbitrations were consolidated. The four former plaintiffs’ request to stay the arbitration was denied on January 28, 2021, and arbitration is scheduled to begin on February 7, 2022. On November 17, 2020, the defendants’ motion to stay the trial in Rad was denied. Trial has been scheduled for November 2021. We believe that the allegations against Former Match Group and Match Group in this lawsuit are without merit and will continue to defend vigorously against them.
FTC Lawsuit Against Former Match Group
On September 25, 2019, the FTC filed a lawsuit in federal district court in Texas against Former Match Group. See FTC v. Match Group, Inc., No. 3:19:cv-02281-K (Northern District of Texas). The complaint alleges that, prior to mid-2018, for marketing purposes Match.com notified non-paying users that other users were attempting to communicate with them, even though Match.com had identified those subscriber accounts as potentially fraudulent, thereby inducing non-paying users to subscribe and exposing them to the risk of fraud should they subscribe. The complaint also challenges the adequacy of Match.com’s disclosure of the terms of its six-month guarantee, the efficacy of its cancellation process, and its handling of chargeback disputes. The complaint seeks among other things permanent injunctive relief, civil penalties, restitution, disgorgement, and costs of suit. On October 9, 2020, the court granted the Company’s motion to stay the case until the United States Supreme Court issues a decision in the consolidated appeal of Federal Trade Commission v. Credit Bureau Center, LLC and AMG Capital Management, LLC v. FTC. We believe that the FTC’s claims regarding Match.com’s practices, policies, and procedures are without merit and will defend vigorously against them.
NOTE 15—RELATED PARTY TRANSACTIONS
Relationship with IAC following the Separation
In connection with the Separation, the Company entered into certain agreements with IAC to govern the relationship between the Company and IAC following the Separation. These agreements, in certain cases, supersede the agreements entered into between Former Match Group and Former IAC in connection with Former Match Group’s IPO in November 2015 (the “IPO Agreements”) and include: a tax matters agreement; a

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
transition services agreement; and an employee matters agreement. The IPO Agreements that were not superseded were terminated at closing of the Separation.
In addition to the agreements entered into at the time of the Separation, Match Group leases office space to IAC in a building owned by the Company in Los Angeles. Match Group also leases office space from IAC in New York City on a month-to-month basis, which the Company expects to vacate in the first half of 2021. For the year ended December 31, 2020, the Company received less than $0.1 million from IAC pursuant to the Los Angeles lease and the Company paid $1.1 million to IAC pursuant to the New York City lease.
Match Group has a payable to IAC of $3.4 million as of December 31, 2020, excluding items discussed in the “Tax Matters Agreement” section below.
In July 2020, in connection with the Separation, the sale of 17.3 million newly issued shares of Match Group common stock was completed by IAC. The proceeds of $1.4 billion, net of associated fees, were transferred directly to IAC pursuant to the terms of the Transaction Agreement.
Tax Matters Agreement
Pursuant to the tax matters agreement, each of Match Group and IAC is responsible for certain tax liabilities and obligations following the transfer by Former IAC (i) to Match Group of certain assets and liabilities of, or related to, the businesses of Former IAC (other than Former Match Group), and (ii) to holders of Former IAC common stock and Former IAC Class B common stock, as a result of the reclassification and mandatory exchange of certain series of Former IAC exchangeable preferred stock (collectively, the “IAC Distribution”). Under the tax matters agreement, IAC generally is responsible for, and has agreed to indemnify Match Group against, any liabilities incurred as a result of the failure of the IAC Distribution to qualify for the intended tax-free treatment unless, subject to certain exceptions, the failure to so qualify is attributable to Match Group's or Former Match Group’s actions or failure to act, Match Group's or Former Match Group’s breach of certain representations or covenants or certain acquisitions of equity securities of Match Group, in each case, described in the tax matters agreement (a "Match Group fault-based action"). If the failure to so qualify is attributable to a Match Group fault-based action, Match Group is responsible for liabilities incurred as a result of such failure and will indemnify IAC against such liabilities so incurred by IAC or its affiliates.
Under the tax matters agreement, as of December 31, 2020, Match Group is obligated to remit to IAC $1.6 million of expected state tax refunds relating to tax years prior to the Separation. This obligation is included in “Accrued expenses and other current liabilities” in the accompanying consolidated balance sheet. Additionally, IAC is obligated to indemnify Match Group for IAC’s share of tax liabilities related to various periods prior to the Separation. At December 31, 2020, a receivable of $1.9 million is included in “Other current assets” in the accompanying consolidated balance sheet representing an estimate of the amount that Match Group is expected to be indemnified under this arrangement. At December 31, 2020, Match Group has an indemnification asset of $0.6 million included in “Other non-current assets” in the accompanying consolidated balance sheet for uncertain tax positions that related to Former IAC prior to the Separation.
For the year ended December 31, 2020, the Company paid IAC $20.9 million pursuant to the tax matters agreement related to income tax refunds received by the Company. Additionally, the Company received $4.3 million from IAC under the tax matters agreement.
Transition Services Agreement
Pursuant to the transition services agreement, IAC continues to provide certain services to Match Group that Former IAC had historically provided to Former Match Group. Match Group also provides certain services to IAC that Former Match Group previously provided to Former IAC. The transition services agreement also provides that Match Group and IAC will make efforts to replace, amend, or divide certain joint contracts with third-parties relating to services or products used by both Match Group and IAC. Match Group and IAC also agreed to continue sharing certain services provided pursuant to certain third-party vendor contracts that were not replaced, amended, or divided prior to closing of the Separation.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the year ended December 31, 2020, the Company paid IAC $0.3 million related to services provided by IAC under the transitions services agreement. Additionally, the Company received $2.4 million from IAC for services provided under the transitions services agreement.
Employee Matters Agreement
Pursuant to the amended and restated employee matters agreement, Match Group will reimburse IAC for the cost of any IAC equity awards held by the Company’s employees and former employees upon exercise or vesting. In addition, Match Group employees continued to participate in IAC’s U.S. health and welfare plans, 401(k) plan and flexible benefits plan through December 31, 2020. Match Group reimbursed IAC for the costs of such participation pursuant to the amended and restated employee matters agreement. Match Group established its own employee benefit plans effective January 1, 2021.
For the year ended December 31, 2020, the Company paid IAC $2.0 million for the cost of IAC equity awards held by the Company’s employees upon vesting. At December 31, 2020, the Company has accrued $1.6 million as the estimated cost due to IAC for IAC equity awards held by Match Group employees. Additionally, the Company paid IAC $18.3 million for health and welfare plans and 401(k) plan, inclusive of employee contributions to both.
Other Agreements
The Transaction Agreement provides that each of Match Group and IAC has agreed to indemnify, defend and hold harmless the other party from and against any liabilities arising out of: (i) any asset or liability allocated to such party or the other members of such party's group under the Transaction Agreement or the businesses of such party's group after the closing of the Separation; (ii) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of a member of such party's group contained in the Transaction Agreement that survives the closing of the Separation or is contained in any ancillary agreement; and (iii) any untrue or misleading statement or alleged untrue or misleading statement of a material fact or omission, with respect to information contained in or incorporated into the Form S-4 Registration Statement (the “Form S-4”) filed with the Securities and Exchange Commission (the “SEC”) by IAC and Former IAC in connection with the Separation or the joint proxy statement/prospectus filed by Former IAC and Former Match Group with the SEC pursuant to the Form S-4.
NOTE 16—BENEFIT PLANS
Pursuant to the Employee Matters Agreement with IAC, Match Group employees are eligible to participate in a retirement savings plan sponsored by IAC in the United States, which is qualified under Section 401(k) of the Internal Revenue Code. Under the IAC Retirement Savings Plan (the “IAC Plan”), participating employees may contribute up to 50% of their pre-tax earnings, but not more than statutory limits. The employer match under the IAC Plan is 100% of the first 10% of a participant’s eligible earnings, subject to IRS limits on the Company’s matching contribution that a participant contributes to the IAC Plan. Prior to July 2019, the employer match under the Plan was fifty cents for each dollar a participant contributed in the Plan, with a maximum contribution of 3% of a participant’s eligible earnings. Matching contributions under the Plan for the years ended December 31, 2020, 2019 and 2018 were $8.6 million, $5.8 million and $2.8 million, respectively. Matching contributions are invested in the same manner as each participant’s voluntary contributions in the investment options provided under the IAC Plan. Under the IAC Plan and prior to the Separation, an available investment option was IAC common stock, but neither participant nor matching contributions were required to be invested in IAC common stock. The increase in matching contributions in 2020 and 2019 is primarily due to the aforementioned change of the Company’s matching contribution in the second half of 2019.
Beginning January 1, 2021, all investments in the IAC Plan were transferred to the Match Group Retirement Savings Plan (the “Match Group Plan”). The employer match under the Match Group Plan will continue to be 100% of the first 10% of a participant’s eligible earnings, subject to IRS limits on the Company’s matching contribution that a participant contributes to the Match Group Plan. Under the Match Group Plan, the Company’s common stock is not an available investment option.

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Internationally, Match Group also has or participates in various benefit plans, primarily defined contribution plans. The Company’s contributions for these plans for the years ended December 31, 2020, 2019 and 2018 were $3.8 million, $3.1 million and $2.8 million, respectively.
NOTE 17—CONSOLIDATED FINANCIAL STATEMENT DETAILS

	December 31,
	2020	2019

	(In thousands)
Other current assets:
Prepaid expenses	$71,793	$55,698
Capitalized mobile app fees	33,539	28,478
Other	38,693	13,674
Other current assets	$144,025	$97,850

	December 31,
	2020	2019

	(In thousands)
Property and equipment, net:
Computer equipment and capitalized software	$167,863	$145,353
Buildings and building improvements	74,187	73,614
Land	11,565	11,590
Furniture and other equipment	9,031	10,152
Projects in progress	14,474	8,025
	277,120	248,734
Accumulated depreciation and amortization	(169,321)	(147,669)
Property and equipment, net	$107,799	$101,065

	December 31,
	2020	2019

	(In thousands)
Accrued expenses and other current liabilities:
Accrued advertising expense	$46,788	$32,201
Accrued employee compensation and benefits	65,239	47,745
Accrued interest expense	26,922	22,236
Accrued non-income taxes	29,600	18,179
Accrued professional fees	15,616	22,728
Other	47,583	39,161
Accrued expenses and other current liabilities	$231,748	$182,250

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Other income (expense), net	$15,861	$(2,026)	$7,510
Other income, net in 2020 includes a legal settlement of $35.0 million and interest income of $2.7 million, partially offset by a loss on redemption of bonds of $16.5 million, expense of $3.4 million related to a mark-to-

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
market adjustment pertaining to a liability classified equity instrument, and $0.6 million in net foreign currency losses in the period.
Other expense, net, in 2019 includes a $4.0 million impairment of an equity investment, expense of $1.7 million related to a mark-to-market adjustment pertaining to a liability classified equity instrument, and $0.9 million in net foreign currency losses in the period, partially offset by interest income of $4.4 million.
Other income, net in 2018 includes $5.3 million in net foreign currency exchange gains due primarily to a strengthening of the U.S. dollar relative to the British Pound in the period and $4.9 million of interest income, partially offset by $2.1 million related to impairments of certain equity investments and $0.7 million related to a mark-to-market adjustment pertaining to a subsidiary denominated equity instrument.
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheet to the total amounts shown in the consolidated statement of cash flows:

	December 31,
	2020	2019	2018	2017

	(In thousands)
Cash and cash equivalents	$739,164	$465,676	$186,947	$272,624
Restricted cash included in other current assets	138	127	193	137
Cash, cash equivalents, and restricted cash included in current assets of discontinued operations	—	2,674,146	1,946,125	1,360,921
Restricted cash included in non-current assets of discontinued operations	—	409	420	—
Total cash, cash equivalents and restricted cash as shown on the consolidated statement of cash flow	$739,302	$3,140,358	$2,133,685	$1,633,682
Supplemental Disclosures of Cash Flow Information

	Years Ended December 31,
	2020	2019	2018

	(In thousands)
Cash paid (received) during the year for:
Interest	$115,957	$85,559	$75,824
Income tax payments	41,024	34,583	40,703
Income tax refunds	(30,048)	(2,589)	(33,289)

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 18—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31	Quarter Ended June 30	Quarter Ended September 30	Quarter Ended December 31

	(In thousands, except per share data)
Year Ended December 31, 2020
Revenue	$544,642	$555,450	$639,770	$651,407
Cost of revenue	143,894	148,853	169,823	173,263
Operating income	137,372	195,594	200,167	212,582
Earnings from continuing operations	157,534	141,397	140,113	148,635
(Loss) earnings from discontinued operations	(331,967)	(34,611)	508	—
Net (loss) earnings attributable to Match Group, Inc. shareholders	(202,830)	74,917	141,207	149,035
Per share information from continuing operations attributable to the Match Group, Inc. shareholders:
Basic (a)	$0.69	$0.61	$0.54	$0.56
Diluted (a)	$0.61	$0.54	$0.47	$0.50
Per share information attributable to the Match Group, Inc. shareholders:
Basic (a)	$(1.11)	$0.41	$0.54	$0.56
Diluted (a)	$(1.00)	$0.36	$0.47	$0.50

Year Ended December 31, 2019
Revenue	$464,625	$497,973	$541,493	$547,167
Cost of revenue	120,224	126,665	138,225	142,070
Operating income	117,560	171,309	175,236	181,349
Earnings from continuing operations	120,275	123,876	145,039	128,150
(Loss) earnings from discontinued operations	(4,697)	27,565	21,981	4,338
Net earnings attributable to Match Group, Inc. shareholders	91,288	118,117	135,792	108,641
Per share information from continuing operations attributable to the Match Group, Inc. shareholders:
Basic (a)	$0.53	$0.54	$0.64	$0.56
Diluted (a)	$0.45	$0.47	$0.55	$0.48
Per share information attributable to the Match Group, Inc. shareholders:
Basic (a)	$0.50	$0.65	$0.75	$0.59
Diluted (a)	$0.43	$0.56	$0.64	$0.51
______________________
(a)Quarterly per share amounts may not add to the related annual per share amount because of differences in the average common shares outstanding during each period.
NOTE 19—SUBSEQUENT EVENTS
On March 26, 2021, MG Holdings II amended the Credit Agreement to provide for a $400 million delayed draw term loan (“Delayed Draw Term Loan”), the proceeds of which could have been used only to finance a portion of the consideration for the acquisition of Hyperconnect, Inc. (“Hyperconnect”). MG Holdings II paid a ticking fee, starting May 11, 2021, on the Delayed Draw Term Loan, in an amount equal to the commitment fee for the Credit Facility. The Delayed Draw Term Loan bears interest in accordance with the consolidated net leverage ratio pricing grid applicable to borrowings under the Credit Facility.
On June 9, 2021, the plaintiffs in Sean Rad et al. v. IAC/InterActiveCorp and Match Group, Inc. filed a Note of Issue and Certificate of Readiness for Trial in which they amended the amount of damages they are claiming

MATCH GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
to “[m]ore than $5.6 billion.” We believe that the allegations against Former Match Group and Match Group in this lawsuit are without merit and will continue to defend vigorously against them.
On June 17, 2021, the Company completed the acquisition of Hyperconnect. The purchase price of $1.75 billion was paid in the form of $884 million of cash, utilizing cash on hand; the issuance of 5.9 million shares of Match Group common stock (determined based on a deemed issue price of $141.73); and a $23 million of withholding taxes to be paid on behalf of the sellers in the third quarter of 2021. 2.4 million shares issued in the transaction are subject to restrictions on transfer set forth in the definitive Share Purchase Agreement. As of June 17, 2021, the Delayed Draw Term Loan is no longer available to the Company.

Schedule II
MATCH GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts		Deductions		Balance at End of Period

	(In thousands)
2020
Allowance for credit losses	$578	$(22)	(a)	$(234)		$(36)	(d)	$286
Deferred tax valuation allowance	52,913	35,261	(b)	(17,084)	(c)	—		71,090
Other reserves	2,901							3,380
2019
Allowance for doubtful accounts	$724	$79	(a)	$(8)		$(217)	(d)	$578
Deferred tax valuation allowance	45,483	7,472	(e)	(42)	(f)	—		52,913
Other reserves	3,008							2,901
2018
Allowance for doubtful accounts	$778	$83	(a)	$(15)		$(122)	(d)	$724
Deferred tax valuation allowance	22,830	22,675	(g)	(22)	(f)	—		45,483
Other reserves	2,544							3,008
______________________
(a)Additions to the allowance for credit losses and doubtful accounts are charged to expense, net of the recovery of previous year expenses.
(b)Amount is primarily related to foreign tax credits, foreign net operating losses, and foreign interest deductions.
(c)Amount is primarily related to a reduction in the valuation allowance as a result of the preliminary allocation of tax attributes between Match Group and IAC in conjunction with the Separation.
(d)Write-off of fully reserved accounts receivable.
(e)Amount is primarily related to foreign and state net operating losses and foreign interest deduction carryforwards.
(f)Amount is related to currency translation adjustments on foreign net operating losses.
(g)Amount is primarily related to foreign tax credits and foreign interest deduction carryforwards.